Exhibit 2.1

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION,

among

FIDELITY NATIONAL FINANCIAL, INC.,

FIDELITY INFORMATION SERVICES, INC.,

SUNDAY MERGER CORP.,

SUNDAY MERGER, LLC,

and

SANCHEZ COMPUTER ASSOCIATES, INC.

Dated as of January 27, 2004

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Annex I	Defined Terms Index	B-58

Exhibit A	Form of Shareholder's Agreement
Exhibit B	Form of Shareholder's Agreement

Schedule 1.6(b)	Schedule of Officers of Surviving Entity

iii

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION, dated as of January 27, 2004 (this “Agreement”), by and among Fidelity National Financial, Inc., a Delaware corporation (the “Parent”), Fidelity Information Services, Inc., an Arkansas corporation (“FIS”), Sunday Merger Corp., a Pennsylvania corporation, (“Merger Sub”), Sunday Merger, LLC, a Delaware limited liability company (the “Merger LLC”), and Sanchez Computer Associates, Inc., a Pennsylvania corporation (the “Company”).

W I T N E S S E T H:

WHEREAS, Merger Sub and the Merger LLC are direct wholly owned Subsidiaries of FIS and FIS is a direct wholly owned Subsidiary of the Parent.

WHEREAS, the Board of Directors of each of the Parent, FIS, Merger Sub, the Merger LLC and the Company have approved and declared advisable this Agreement and the two-step business combination transaction pursuant to which (i) Merger Sub will merge with and into the Company (the “Reverse Merger”) and (ii) immediately thereafter the Surviving Corporation (as defined herein) will merge with and into the Merger LLC (the “Second-Step Merger”), both steps of which will occur as part of a single integrated plan.  As used in this Agreement, “Merger” shall mean the Reverse Merger and the Second-Step Merger, collectively or sequentially, as appropriate, upon the terms and subject to the conditions set forth in this Agreement, whereby (i) pursuant to the Reverse Merger, each issued and outstanding share of common stock, no par value, of the Company (the “Company Common Stock”), other than shares owned by the Parent, FIS, Merger Sub, the Merger LLC or the Company, will be converted into the right to receive the Merger Consideration and (ii) following the Reverse Merger and pursuant to the Second-Step Merger, each issued and outstanding share of Surviving Corporation, no par value, shall be converted into and become one unit of membership interest of the Surviving Entity.  Unless the context indicates otherwise, all references herein to shares of the Company Common Stock shall be deemed to include any accompanying Rights (as defined herein).

WHEREAS, simultaneously with the execution and delivery of this Agreement and as a condition and inducement to the willingness of the Parent, FIS, Merger Sub and the Merger LLC to enter into this Agreement, the Parent and certain shareholders of the Company (collectively, the “Significant Shareholders”) are entering into an agreement (the “Shareholders Agreement”), substantially in the form of Exhibits A and B hereto, pursuant to which the Significant Shareholders will agree to vote to adopt this Agreement and to take other actions in furtherance of the Merger upon the terms and subject to the conditions set forth in the Shareholders Agreement.

WHEREAS, for United States federal income tax purposes, the Merger is intended to qualify as a reorganization under the provisions of section 368(a) of the United States Internal Revenue Code of 1986, as amended (the “Code”).

NOW THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, agree as follows:

ARTICLE 1

THE MERGER

Section 1.1             The Merger.  Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the Pennsylvania Business Corporation Law (the “PBCL”) and the Delaware Limited Liability Company Act (the “DLLCA”), at the Effective Time, as part of a single integrated plan, Merger Sub shall be merged with and into the Company, and immediately thereafter (and in no event later than the same business day), the surviving corporation from such merger shall be merged with and into the Merger LLC.  As a result of the Reverse Merger, the separate existence of the Merger Sub shall cease and the Company shall be the surviving corporation of the Reverse Merger (the “Surviving Corporation”) and a wholly owned subsidiary of FIS and shall succeed to and assume all the rights and obligations of the Company in accordance with the PBCL.  As a result of the Second-Step Merger, the separate corporate existence of the Surviving Corporation shall cease and Merger LLC shall continue as the surviving entity of the Second Step Merger (the “Surviving Entity”) and a wholly owned Subsidiary of FIS.

Section 1.2             The Closing.  Unless this Agreement shall have been terminated and the transactions contemplated hereby shall have been abandoned pursuant to Article 7 hereof, the closing of the Merger (the “Closing”) shall take place at 9:30 a.m. on a date to be mutually agreed by the parties (the “Closing Date”), which shall be no later than the second Business Day after satisfaction or waiver of the conditions set forth in Article 6 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions), unless another time or date is agreed to in writing by the parties.  The Closing will be held at the offices of Pepper Hamilton LLP, in Philadelphia, Pennsylvania, or such other place as is agreed to by the parties.

Section 1.3             Effective Time.  Subject to the provisions of this Agreement, on the Closing Date, the parties shall file (a) in order to consummate the Reverse Merger, articles of merger executed in accordance with the relevant provisions of the PBCL (the “Articles of Reverse Merger”) and (b) in order to consummate the Second-Step Merger, a certificate of merger executed in accordance with the relevant provisions of the DLLCA (the “Certificate of Merger”) and articles of merger executed in accordance with the PBCL (the “Articles of Second-Step Merger”) and shall make all other filings or recordings required under the PBCL and the DLLCA.  The Reverse Merger shall become effective at the time the Articles of Reverse Merger are filed with the Department of State of the Commonwealth of Pennsylvania (the date and time the Reverse Merger becomes effective being hereinafter referred to as the “Effective Time”).  The Second-Step Merger shall become effective at the later of such time as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware and the Articles of Second-Step Merger are filed with the Department of State of the Commonwealth of Pennsylvania (the date and time the Second-Step Merger becomes effective being hereinafter referred to as the “Second-Step Effective Time”).

Section 1.4             Effects of the Merger.  The Merger shall have the effects set forth in Section 1929 of the PBCL and Section 18-209 of the DLLCA.

Section 1.5             Certificate of Incorporation and Bylaws.

(a)           The certificate of incorporation of the Company, as in effect immediately prior to the Effective Time, shall be the certificate of incorporation of the Surviving Corporation.  The certificate of formation of the Merger LLC, as in effect immediately prior to the Second-Step Effective Time, shall be the certificate of formation of the Surviving Entity, except that the name of the Surviving Entity shall be Sanchez Computer Associates, LLC, and, as so amended, such certificate of formation shall be the certificate of formation of the Surviving Entity until thereafter changed or amended as provided therein or by applicable law.

(b)           The bylaws of the Company, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law.  The limited liability company operating agreement of the Merger LLC, as in effect immediately prior to the Second-Step Effective Time, shall be the limited liability company operating agreement of the Surviving Entity until thereafter changed or amended as provided therein or by applicable law.

Section 1.6             Board of Directors and Officers.

(a)           The directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation.  The managing member of the Merger LLC immediately prior to the Second-Step Effective Time shall be the managing member of the Surviving Entity until the earlier of its resignation or removal or until its respective successor is duly elected and qualified.

(b)           The officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation.  Those persons listed on Schedule 1.6(b), shall be the officers of the Surviving Entity until the earlier of their death, disability, resignation or removal or until their respective successors are duly elected and qualified.

ARTICLE 2

EFFECT OF THE MERGER ON THE CAPITAL STOCK

OF THE CONSTITUENT CORPORATIONS; EXCHANGE OF CERTIFICATES

Section 2.1             Effect on Capital Stock.  At the Effective Time, by virtue of the Reverse Merger, and at the Second-Step Effective Time by virtue of the Second-Step Merger, and in both cases without any action on the part of the Parent, FIS, Merger Sub, the Merger LLC, any other Parent Subsidiary, the Company or the holder of any shares of Company Common Stock or any shares of capital stock of Merger Sub:

(a)           At the Effective Time, each share of Company Common Stock that is owned by the Company, Merger Sub, the Merger LLC, FIS, any other Parent Subsidiary or the Parent shall automatically be canceled and shall cease to exist, and no consideration shall be delivered or deliverable in exchange therefor.

(b)           At the Effective Time, each share of capital stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one fully paid and nonassessable share of common stock, no par value, of the Surviving Corporation.

(c)           At the Second-Step Effective Time, each share of capital stock of the Surviving Corporation issued and outstanding immediately prior to the Second-Step Effective Time shall be converted into and become one unit of Membership Interest in the Surviving Entity.  Each membership interest in the Merger LLC issued and outstanding immediately prior to the Second-Step Effective Time shall remain outstanding after the Second-Step Effective Time and together with the converted shares of capital stock of the Surviving Corporation shall be the only outstanding membership interests of the Surviving Entity.

(d)           At the Effective Time, subject to the provisions of this Article 2, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than shares to be canceled pursuant to Section 2.1(a)) shall be converted into the right to receive the consideration set forth below in this Section 2.1, subject to the right of each holder of Company Common Stock to elect (subject to adjustment as set forth herein), in accordance with the procedures set forth in Section 2.2 and subject to Sections 2.2 and 2.4, to receive the following as the Merger Consideration:

(i)            each share of Company Common Stock with respect to which an election to receive all cash (a “Cash Election”) has been effectively made and not revoked or lost pursuant to Section 2.2 (such shares, collectively, the “Cash Election Shares”), the right to receive the amount of cash equal to 2 multiplied by the Per Share Cash Amount (the “All Cash Consideration”), without interest;

(ii)           each share of Company Common Stock with respect to which an election to receive all Parent Common Stock (a “Stock Election”), has been effectively made and not revoked or lost pursuant to Section 2.2 (collectively, the “Stock Election Shares” and collectively with the Cash Election Shares, the “Election Shares”), shall be converted into the right to receive the fraction of a share of Parent Common Stock equal to 2 multiplied by the Exchange Ratio (the “All Stock Consideration”); and

(iii)          for each share of Company Common Stock with respect to which no Cash Election or Stock Election has been effectively made, or if such election has been revoked or lost pursuant to Section 2.2 (collectively, “Non-Election Shares”), the right to receive (A) in cash, the Per Share Cash Amount (the “Partial Cash Consideration”), without interest and (B) the fraction of a share of common stock, par value $.0001 per share, of the Parent (the “Parent Common Stock”) equal to the Exchange Ratio (the “Partial Stock Consideration”).

(e)           If the number of Cash Election Shares is not equal to the number of Stock Election Shares, the consideration issuable upon the conversion of the Cash Election Shares or the Stock Election Shares, whichever group is larger, shall be subject to adjustment as follows in order that the Aggregate Cash Consideration and the Aggregate Stock Consideration shall be equal and that the Merger Consideration shall be $6.50 (based on the Closing Parent Share Value) per share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than shares to be canceled pursuant to  Section 2.1(a)) excluding any adjustment to the Exchange Ratio resulting from the first or second proviso of the definition of Exchange Ratio:

(i)            If the number of Cash Election Shares is greater than the number of Stock Election Shares, then each Cash Election Share shall be converted into the right to receive (A) the amount of cash equal to the result obtained by dividing Cash Available for Cash Election Shares by Cash Election Shares and (B) the fraction of a share of Parent Common Stock equal to the result obtained by dividing Stock Remaining for Cash Election Shares by Cash Election Shares.

(ii)           If the number of Stock Election Shares is greater than the number of Cash Election Shares, then each Stock Election Share shall be converted into the right to receive (A) the fraction of a share of Parent Common Stock equal to the result obtained by dividing the Stock Available for Stock Election Shares by Stock Election Shares and (B) the amount of cash equal to the result obtained by dividing the Cash Remaining for Stock Election Shares by the Stock Election Shares.

(f)                            For the purposes of this Section 2.1, the following terms shall have the following meanings:

(i)            “Aggregate Cash Consideration” means the Per Share Cash Amount multiplied by the Exchangeable Shares.

(ii)           “Aggregate Stock Consideration” means the Exchange Ratio multiplied by the Exchangeable Shares multiplied by the Closing Parent Share Value.

(iii)          “Cash Available for Cash Election Shares” means the Aggregate Cash Consideration minus the Cash to Non-Election Shares.

(iv)          “Cash Remaining for Stock Election Shares” means Cash Available for Election Shares minus Cash to Cash Election Shares.

(v)           “Cash to Cash Election Shares” means the Per Share Cash Amount multiplied by the Cash Election Shares multiplied by 2.

(vi)          “Cash to Non-Election Shares” means Per Share Cash Amount multiplied by the Non-Election Shares.

(vii)         “Closing Parent Share Value” means the average of the closing sales prices of Parent Common Stock quoted on the New York Stock Exchange for the twenty consecutive Trading Days immediately preceding but not including the second trading day before the Closing Date.

(viii)        “Exchange Ratio” means the result obtained by dividing $3.25 by the Closing Parent Share Value; provided, however, if  the IRS Determined Aggregate Stock Consideration is less than 40% of the IRS Determined Total Consideration such that counsel to either the Parent or the Company would be unable to render their opinion that the Merger qualifies as a tax-free reorganization under Section 368 of the Code, then the Parent shall increase the Exchange Ratio to such fraction of shares of Parent Common Stock such that the IRS Determined Aggregate Stock Consideration equals 40% of the Total Consideration, counting for purposes of this proviso the amounts in clauses (i), (ii) and (iii) of this proviso as being part of the Aggregate Cash Consideration for purposes of calculating IRS Determined Total Consideration and the amounts in clauses (i) and (ii) not being part of the IRS Determined Aggregate Stock Consideration (including for purposes of calculating IRS Determined Total Consideration): (i) an amount equal to the product of (A) the average of the high and low sales prices of Parent Common Stock quoted on the New York Stock Exchange on the Trading Day immediately prior to the day of the Effective Time and (B) the number of shares of Parent Common Stock received in the Merger by a holder of Company Common Stock in exchange for shares of Company Common Stock issued upon exercise of Company Stock Options by such holder during the period beginning on January 6, 2004 and ending on the Closing Date, (ii) an amount equal to the aggregate number of shareholders of Company Common Stock on the Closing Date multiplied by the Closing Parent Share Value and (iii) the aggregate purchase price paid by Parent and its Subsidiaries for Company Common Stock purchased by Parent or its Subsidiaries (excluding brokerage commissions) during the period beginning on January 6, 2004 and ending on the Closing Date and held by Parent or its Subsidiaries on the Closing Date and; provided, further that if the IRS Determined Aggregate Stock Consideration is greater than 60% of the IRS Determined Total Consideration, then the Exchange Ratio shall be decreased to such fraction of a share of Parent Common Stock such that the IRS Determined Aggregate Stock Consideration equals 60% of the Total Consideration.

(ix)           “Exchangeable Shares” means the aggregate number of shares of Company Common Stock issued and outstanding immediately prior to the Effective Time, other than shares of Company Common Stock canceled pursuant to Section 2.1(a).

(x)            “IRS Determined Aggregate Stock Consideration” means the average of the high and low sales prices of Parent Common Stock quoted on the New York Stock Exchange on the Trading Day immediately prior to the day of the Effective Time multiplied by the Exchangeable Shares multiplied by the result obtained by dividing $3.25 by the Closing Parent Share Value.

(xi)           “IRS Determined Total Consideration” means the sum of the Aggregate Cash Consideration and the IRS Determined Aggregate Stock Consideration.

(xii)          The Partial Cash Consideration and the Partial Stock Consideration, together, and the All Cash Consideration and the All Stock Consideration are sometimes referred to collectively and individually (as adjusted pursuant to Section 2.1(e)on a per share basis), as appropriate, as the “Merger Consideration.”

(xiii)         “Per Share Cash Amount” means $3.25.

(xiv)        “Stock Available for Stock Election Shares” means Total Stock Consideration minus Stock to Non-Election Shares.

(xv)         “Stock Remaining for Cash Election Shares” means Stock Available for Election Shares minus Stock to Stock Election Shares.

(xvi)        “Stock to Non-Election Shares” means the Exchange Ratio multiplied by the Non-Election Shares.

(xvii)       “Stock to Stock Election Shares” means the Exchange Ratio multiplied by the Stock Election Shares multiplied by 2.

(xviii)      “Total Consideration” means the sum of the Aggregate Cash Consideration and the Aggregate Stock Consideration.

(xix)         “Total Stock Consideration” means the Exchange Ratio multiplied by the Exchangeable Shares.

(xx)          “Trading Day” means a day on which the New York Stock Exchange is open for trading.

As of the Effective Time, all shares of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than shares to be canceled pursuant to Section 2.1(a)) shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of a Certificate (as defined herein) shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration and any cash in lieu of fractional shares of Parent Common Stock to be issued or paid in consideration therefor upon surrender of such Certificate in accordance with Section 2.3, without interest.

Section 2.2             Election Procedures.  Each holder of record of shares of Company Common Stock (“Holder”) shall have the right, subject to the limitations set forth in this Article 2, to submit an election in accordance with the following procedures:

(a)           Each Holder may specify in a request made in accordance with the provisions of this Section 2.2 (an “Election”) the number (and identification) of shares of Company Common Stock owned by such Holder with respect to which such Holder desires to make (i) a Stock Election or (ii) a Cash Election; provided, however, a Holder may make a Cash Election and/or Stock Election with regard to some of such Holder's shares of Company Common Stock and not make either election with regard to the balance of such shares.

(b)           The Parent shall prepare a form reasonably acceptable to the Company (the “Form of Election”) which shall be mailed to the Company's shareholders entitled to vote at the Company Shareholders Meeting so as to permit the Company's shareholders to exercise their right to make an Election prior to the Election Deadline and to surrender their certificates in exchange for the Merger Consideration.

(c)           The Parent shall make the Form of Election initially available at the time that the Proxy Statement (as defined herein) is made available to the shareholders of the Company, to such shareholders, and shall use commercially reasonable efforts to make available as promptly as possible a Form of Election to any shareholder of the Company who requests such Form of Election following the initial mailing of the Forms of Election and prior to the Election Deadline.  In no event shall the Form of Election initially be made available less than twenty days prior to the Election Deadline.

(d)           Any Election shall have been made properly only if the Exchange Agent, shall have received, by 5:00 p.m. local time in the city in which the principal office of such Exchange Agent is located, two Business Days (as defined herein) prior to the Company Shareholders Meeting (the “Election Deadline”), a Form of Election properly completed and signed and accompanied by certificates for the shares of Company Common Stock (the “Certificates”) to which such Form of Election relates or by a customary guarantee of delivery of such Certificates, as set forth in such Form of Election, from a member of any registered national securities exchange or a commercial bank or trust company in the United States; provided, that such Certificates are in fact delivered to the Exchange Agent by the time required in such guarantee of delivery.  Failure to deliver shares of Company Common Stock covered by a guarantee of delivery within the time set forth in such guarantee shall be deemed to invalidate any otherwise properly made Election, unless otherwise determined by the Parent, in its sole discretion.  The Company and the Parent shall cooperate to issue a press release reasonably satisfactory to each of them announcing the date of the Election Deadline not more than fifteen Business Days before, and at least five Business Days before, the Election Deadline.

(e)           Any Holder may, at any time prior to the Election Deadline, change his, her or its Election by written notice received by the Exchange Agent prior to the Election Deadline accompanied by a properly completed and signed, revised Form of Election.  If the Parent shall determine in its reasonable discretion that any Election is not properly made with respect to any shares of Company Common Stock, such Election shall be deemed to be not in effect, and the shares of Company Common Stock covered by such Election shall be deemed to be Non-Election Shares, unless a proper Election is thereafter timely made.

(f)            Any Holder may, at any time prior to the Election Deadline, revoke his, her or its Election by written notice received by the Exchange Agent prior to the Election Deadline or by withdrawal prior to the Election Deadline of his, her or its Certificate, or of the guarantee of delivery of such Certificates, previously deposited with the Exchange Agent.  All Elections shall be revoked automatically if the Exchange Agent is notified in writing by the Parent or the Company that this Agreement has been terminated in accordance with Article 7.

The Parent shall have the right to make all determinations, not inconsistent with the terms of this Agreement, governing (i) the validity of the Forms of Election and compliance by any Holder with the Election procedures in this Article 2 and (ii) the manner and extent to which Elections are to be taken in to account in making the determination prescribed by Section 2.3; provided, however, the Parent shall promptly notify in writing any Company shareholder if the Parent determines that such shareholder's Form of Election is invalid and shall include in such notice the reasons for such determination.

Section 2.3             Exchange of Certificates.

(a)           As of the Effective Time, the Parent shall select and enter into an agreement with a bank or trust company designated by the Parent to act as exchange agent (the “Exchange Agent”) in the Merger, which shall provide that the Parent shall deposit with the Exchange Agent at the Effective Time, for the benefit of the holders of shares of Company Common Stock, for exchange in accordance with this Article 2, certificates representing the shares of Parent Common Stock and an amount in immediately available funds sufficient in the aggregate to pay the Cash Consideration (such shares of Parent Common Stock, together with any dividends or distributions with respect thereto with a record date after the Effective Time, the Cash Consideration and any cash payable in lieu of any fractional shares of Parent Common Stock being hereinafter referred to as the “Exchange Fund”) issuable or payable pursuant to Section 2.1 in exchange for outstanding shares of Company Common Stock.

(b)           As soon as reasonably practicable after the Effective Time, the Parent shall instruct the Exchange Agent to mail to each holder of record of a Certificate whose shares were converted into the right to receive Merger Consideration pursuant to Section 2.1 and who did not properly complete a Form of Election, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as the Parent and the Company may reasonably specify) and (ii) instructions for use in surrendering the Certificates in exchange for Merger Consideration.  As soon as reasonably practicable after the Effective Time, upon surrender of such Certificate for cancellation to the Exchange Agent, together with a letter of transmittal, duly executed, and such other documents as may reasonably be required by the Exchange Agent, and as soon as reasonably practicable after the Effective Time with respect to the Certificates previously surrendered with a valid Form of Election, the holder of such Certificate shall receive in exchange therefor (A) a certificate representing that number of whole shares of Parent Common Stock which such holder has the right to receive pursuant to the provisions of this Article 2, (B) dividends or other distributions, if any, in accordance with Section 2.3(c), (C) a check representing that portion of the Cash Consideration issuable in respect of the shares of Company Common Stock formerly represented by such Certificate and (D) cash in lieu of any fractional share of Parent Common Stock in accordance with Section 2.3(e), and the Certificate so surrendered shall forthwith be canceled.  If a transfer of ownership of shares of Company Common Stock has not then been registered in the transfer records of the Company, a certificate representing the proper number of shares of Parent Common Stock and check for that portion of the Cash Consideration issuable in respect of the shares of Company Common Stock formerly represented by such Certificate may be issued to a Person (as defined herein) other than the Person  in whose name the Certificate so surrendered is registered if such Certificate shall be properly endorsed or otherwise be in proper form for transfer, and the Person requesting such issuance shall pay any transfer or other Taxes (as defined herein) required by reason of the issuance of shares of Parent Common Stock to a Person other than the registered holder of such Certificate or establish to the reasonable satisfaction of the Parent that such Tax has been paid or is not applicable.

(c)           No dividends or other distributions with respect to shares of Parent Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate or Certificate surrendered with a valid Form of Election and not yet exchanged hereunder with respect to the shares of Parent Common Stock represented thereby, and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 2.3(e), and all such dividends, other distributions and cash in lieu of fractional shares of Parent Common Stock shall be paid by the Parent to the Exchange Agent and shall be included in the Exchange Fund, in each case until the surrender of such Certificate in accordance with this Article 2 with respect to the unsurrendered Certificates and until payment of the Merger Consideration with respect to the Certificates surrendered with a valid Form of Election.  Subject to the effect of applicable escheat or similar laws, following surrender of any such Certificate there shall be paid to the holder of the certificate representing whole shares of Parent Common Stock issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Parent Common Stock, and the amount of any cash payable in lieu of a fractional share of Parent Common Stock to which such holder is entitled pursuant to Section 2.3(e) and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and with a payment date subsequent to such surrender payable with respect to such whole shares of Parent Common Stock.

(d)           All shares of Parent Common Stock issued and any cash paid as Merger Consideration pursuant to this Article 2 upon the surrender for exchange of Certificates in accordance with the terms of this Article 2 shall be deemed to have been issued (and paid) in full satisfaction of all rights pertaining to the shares of Company Common Stock theretofore represented by such Certificates. If, after the Effective Time, Certificates are presented to the Surviving Entity or the Exchange Agent for any reason, they shall be canceled and exchanged as provided in this Article 2, except as otherwise provided by law.

(e)           No certificates or scrip representing fractional shares of Parent Common Stock shall be issued upon the surrender for exchange of Certificates, no dividend or distribution of the Parent shall relate to such fractional share interests and such fractional share interests will not entitle the owner thereof to vote or to any rights of a shareholder of the Parent.  The Parent shall pay each former holder of shares of Company Common Stock an amount in cash equal to (i) the fractional share interest to which such former holder (after taking into account all shares of Company Common Stock held at the Effective Time by such holder) would otherwise be entitled multiplied by (ii) the Closing Parent Share Value.

(f)            Any portion of the Exchange Fund (including all interest therein, and other income received by the Exchange Agent with respect to all funds made available to it) that remains undistributed to the holders of the Certificates for six months after the Effective Time shall be delivered to the Parent, upon demand, and any holders of the Certificates who have not theretofore complied with this Article 2 shall thereafter look only to the Parent for payment of their claim for Merger Consideration, any dividends or distributions with respect to the Parent Common Stock and any cash in lieu of fractional shares of Parent Common Stock.

(g)           None of the Parent, Merger Sub, FIS, the Merger LLC, the Company or the Exchange Agent shall be liable to any Person in respect of any shares of Parent Common Stock, any dividends or distributions with respect thereto, any cash in lieu of fractional shares of Parent Common Stock or any cash from the Exchange Fund, in each case delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Certificate shall not have been surrendered immediately prior to the date on which any amounts payable pursuant to this Article 2 would otherwise escheat to or become the property of any Governmental Entity, any such amounts shall, to the extent permitted by applicable law, become the property of the Surviving Entity, free and clear of all claims or interest of any Person previously entitled thereto.

(h)           The Exchange Agent shall invest any cash included in the Exchange Fund, as directed by the Parent, on a daily basis. Any interest and other income resulting from such investments shall be paid to the Parent.  Any losses resulting from such investments shall not reduce the right of any holder of a Certificate to receive the amounts otherwise payable pursuant to this Article 2 and the Parent shall promptly replenish the Exchange Fund such that the amount therein is sufficient to pay the then remaining unpaid Merger Consideration and any dividends or distributions with respect to the Parent Common Stock.

(i)            If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Parent, the posting by such Person of a bond in such reasonable amount as the Parent may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration with respect thereto and, if applicable, any unpaid dividends and distributions on shares of Parent Common Stock deliverable in respect thereof and any cash in lieu of fractional shares, in each case pursuant to this Agreement.

(j)            The Parent, the Surviving Entity and the Exchange Agent shall be entitled to deduct and withhold from the amounts otherwise payable to a holder of shares of Company Common Stock pursuant to this Article 2 such amounts as any of them reasonably determine to be required to be deducted and withheld under the Code (as defined herein) or provisions of other Tax law and shall pay, on a timely basis, all amounts so deducted and withheld for the account of, or for the benefit of, the applicable holder on or prior to the date such amounts are required to be paid to the applicable Tax authority or Governmental Entity.  To the extent that such amounts are so withheld and paid, such withheld and paid amounts shall be treated for all purposes of this Agreement as having been paid to the former holder of shares of Company Common Stock in respect of which such deduction and withholding was made by the Parent, the Surviving Entity or the Exchange Agent.

Section 2.4             Company Stock Options; Restricted Shares; ESPP.

(a)           As soon as practicable following the date of this Agreement, the Board of Directors of the Company (or, if appropriate, any committee thereof administering the Company Stock Plans (as defined herein)) shall adopt such resolutions or take such other actions as may be required to effect the following as of the Effective Time:

(i)            adjust the terms of all outstanding Company Stock Options (as defined herein) granted under the Company Stock Plans, whether vested or unvested, as necessary to provide that, at the Effective Time, each Company Stock Option outstanding immediately prior to the Reverse Merger shall be amended and converted into an option to acquire on the same terms and conditions as were applicable under such Company Stock Option, the number of shares of Parent Common Stock (rounded down to the nearest whole share) equal to the number of shares of Company Common Stock subject to such Company Stock Option immediately prior to the Effective Time multiplied by two times the Exchange Ratio (each, as so adjusted, an “Adjusted Option”);

(ii)           provide that an Adjusted Option may not be assigned, except to the extent that its predecessor Company Stock Option could be assigned under the terms of the applicable Company Stock Plan; and

(iii)          make such other changes to the Company Stock Plans as the Company and the Parent may agree are appropriate to give effect to the Merger.

(b)           The exercise price per share of Parent Common Stock issuable upon exercise of an Adjusted Option shall be equal to the result obtained by dividing (x) the exercise price per share of such Company Stock Option immediately prior to the Effective Time by (y) two times the Exchange Ratio.

(c)           After the Effective Time, the Parent shall deliver to the holders of Company Stock Options notices setting forth such holders' rights pursuant to the respective Company Stock Plans and the agreements evidencing the grants of such Company Stock Options and that such Company Stock Options and agreements have been assumed by the Parent and shall continue in effect on the same terms and conditions (subject to the adjustments required by this Section 2.4 after giving effect to the Merger). The Parent shall reserve for issuance from the authorized but unissued Parent Common Stock that number of shares of Parent Common Stock equal to the number of shares subject to the Adjusted Options.

(d)           The parties intend that the assumption of Company Stock Options pursuant to this Section 2.4 shall satisfy the provisions of Section 424(a) of the Code and that each Adjusted Option shall qualify, to the maximum permissible extent, as incentive stock options under Section 422 of the Code to the extent its predecessor Company Stock Option qualified as an incentive stock option under Section 422 of the Code immediately prior to the Effective Time.

(e)           The Parent shall, after receipt by the Parent of all required information from the Company, prepare and file with the SEC a registration statement on Form S-8 (or another appropriate form) registering a number of shares of Parent Common Stock equal to the number of shares subject to the Adjusted Options.  The Parent shall use commercially reasonable efforts to file such registration statement on the day of the Closing.  Such registration statement shall be kept effective (and the current status of the prospectus or prospectuses required thereby shall be maintained) at least for so long as the Adjusted Options remain outstanding.  The Company shall cooperate with, and assist the Parent in the preparation of, such registration statement.  The Parent shall not be required to register any shares of Parent Common Stock that are subject to an Adjusted Option that may not be registered on Form S-8.

(f)            Except as otherwise contemplated by this Section 2.4 and except to the extent described in Section 3.3 of the Company Disclosure Letter, if any shares of Company Common Stock outstanding immediately prior to the Effective Time are unvested or are otherwise subject to a repurchase option, risk of forfeiture, limitation on transfer, vesting, or other condition under any Company Stock Plan or any applicable plan, program or Contract, then (except to the extent those shares vest by virtue of the Merger pursuant to the express terms of the documents governing those shares) the shares of Parent Common Stock issued in exchange for such unvested shares of Company Common Stock will also be unvested and subject to the same repurchase option, risk of forfeiture or other condition, and the certificates representing such shares of Parent Common Stock may accordingly bear any appropriate legends.  Section 2.4(f) of the Company Disclosure Letter sets forth a true, correct and complete list as of the date hereof of all holders of shares of Company Common Stock that are subject to such repurchase options, forfeiture provisions or other restrictions and the nature of those options, provisions or restrictions (the “Restricted Shares”).  The Company shall take all action that may be necessary to ensure that, from and after the Effective Time, the Parent is entitled to exercise any such repurchase option or other right set forth in any restricted stock purchase agreement or other agreement entered into in respect of the Restricted Shares.  Any cash paid as Merger Consideration with respect to unvested Restricted Shares repurchased by the Parent as a result of the restrictions existing thereon at the Effective Time shall revert to the Parent.  Notwithstanding anything to the contrary in the Company Stock Plans, in any Contract relating to an award thereunder or in this Agreement, in the event that the employment or service (which shall include service as a non-employee director or consultant) of a holder of a Company Stock Option or Restricted Share is terminated by the Parent or the Surviving Corporation other than pursuant to a “Termination for Cause” (as defined in the Company 1995 Equity Compensation Plan) prior to the first anniversary of the Effective Date, the vesting of Company Stock Options held by such Person shall immediately accelerate and all remaining forfeiture restrictions and/or repurchase rights in respect of Company Stock Options and Restricted Shares held by such Person shall terminate but, with respect to any “disqualified individual,” only to the extent that the present value of such accelerated vesting, determined in accordance with applicable IRS guidance, when combined with any other “parachute payments” to such disqualified individual, does not cause the total of any such payments to be an “excess parachute payment,” all as determined under section 280G of the Code.

(g)           Outstanding purchase rights under the Company's Employee Stock Purchase Plan (the “Company ESPP”) shall be exercised upon the earlier of (i) the next scheduled purchase date under the Company ESPP or (ii) immediately prior to the Effective Time, and each participant in the Company ESPP will accordingly be issued shares of Company Common Stock at that time which shall be converted into Merger Consideration pursuant to Sections 2.1 and 2.2.  The Company's Board of Directors (or the committee thereof administering the Company ESPP) shall take whatever action may be required to amend the Company ESPP to provide for such exercise date and to terminate the Company ESPP with that exercise date so that no further purchase rights shall be subsequently granted or exercised under the Company ESPP.

(h)           Prior to the Effective Time, the Company shall send notice to all holders of options to purchase common stock, par value $.001 per share, of e-Profile, Inc. (the “Sub Options”) under the E-Profile 1999 Equity Compensation Plan (the “Sub Plan”) that (i) a “Change of Control” (as defined in the Sub Plan) will occur at the Effective Time and (ii) that such holders shall have 45 days to exercise the Sub Options or they will automatically expire by the terms of the Sub Plan effective upon the Effective Time.  If the Sub Options are not exercised within 45 days of such notice, the Company shall terminate the Sub Options effective upon the Effective Time pursuant to Section 10.3 of the Sub Plan.  Except as set forth in Section 2.4(h) of the Company Disclosure Letter, the Company shall use commercially reasonable efforts to take all actions necessary to give effect to the provisions of this section.

Section 2.5             Certain Adjustments.  If the Parent changes (or establishes a record date for changing) the number of shares of Parent Common Stock issued and outstanding prior to the Effective Time as a result of a stock split, stock dividend, recapitalization, subdivision, reclassification, combination, exchange of shares or similar transaction with respect to the outstanding Parent Common Stock and the record date therefor shall be prior to the Effective Time, the Exchange Ratio shall be proportionately adjusted to reflect such stock split, stock dividend, recapitalization, subdivision, reclassification, combination, exchange of shares or similar transaction.

Section 2.6             Tax Consequences.  It is intended by the parties hereto that the Merger shall constitute a “reorganization” within the meaning of Section 368 of the Code.  The parties hereto adopt this Agreement as a “plan of reorganization” within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the United States Income Tax Regulations.

Section 2.7             Further Action.  At and after the Effective Time, the officers, directors and members of the Parent and the Surviving Entity will be authorized to execute and deliver, in the name and on behalf of the Company, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company, any other actions that are reasonably required to vest, perfect or confirm of record or otherwise in the Surviving Entity any and all right, title and interest in, to and under any of the rights, properties or assets acquired or to be acquired by the Surviving Entity as a result of, or in connection with, the Merger.  The Parent shall cause Merger Sub and Merger LLC to perform all of its obligations relating to this Agreement and the Transactions.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as disclosed in the disclosure letter delivered by the Company to the Parent concurrently with the execution of this Agreement (the “Company Disclosure Letter”) (it being acknowledged that disclosure therein with respect to any particular section of the Agreement shall be deemed disclosure with respect to another section of the Agreement only if applicability of such disclosure to the subject matter of such other section is reasonably clear on its face), the Company, as of the date hereof, represents and warrants to the Parent Merger Sub and Merger LLC as follows:

Section 3.1             Organization, Standing and Corporate Power.  The Company and each of its Subsidiaries is a corporation or other legal entity duly organized, validly existing and in good standing (with respect to jurisdictions which recognize such concept) under the laws of the jurisdiction in which it is organized and has the requisite corporate or other power, as the case may be, and authority to carry on its business as now being conducted.  Each of the Company and its Subsidiaries is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions which recognize such concept) in each jurisdiction in which the nature of its business or the ownership, leasing, licensing, or operation of its assets makes such qualification or licensing necessary, except for those jurisdictions where the failure to be so qualified or licensed or to be in good standing (individually or in the aggregate) would not reasonably be likely to have a material adverse effect on (i) the condition (financial or otherwise), business, assets, liabilities, prospects or results of operations of the Company and its

Subsidiaries taken as a whole or (ii) the ability of the Company to perform its obligations hereunder and consummate the Merger in a timely manner; excluding, however, in the case of clause (i) any adverse effect arising from conditions in the United States economy or capital or financial markets generally or any adverse effect that the Company can demonstrate was primarily attributable to the Transactions or public announcement of the pendency of the Transactions (a “Company Material Adverse Effect”).  The Company has provided to the Parent prior to the execution of this Agreement complete and correct copies of its articles of incorporation and bylaws, as amended to the date of this Agreement.

Section 3.2             Subsidiaries.  Section 3.2 of the Company Disclosure Letter sets forth a true and complete list of each of the Company's Subsidiaries. All the outstanding shares of capital stock of, or other equity interests in (other than shares held by directors or officers of the Company or its Subsidiaries for regulatory reasons), each Subsidiary of the Company have been validly issued, are fully paid and nonassessable and are owned, directly or indirectly, by the Company, free and clear of all Liens and free of any restriction on the right to vote, sell or otherwise dispose of such capital stock or other ownership interests, except restrictions arising under applicable securities laws.

Section 3.3             Capitalization.

(a)           The authorized capital stock of the Company consists of 75,000,000 shares of Company Common Stock and 10,000,000 shares of preferred stock of the Company (the “Company Authorized Preferred Stock”). At the close of business on January 26, 2004, (i) 26,986,341 shares of Company Common Stock were issued and outstanding; (ii) no shares of Company Common Stock were held by the Company in its treasury; (iii) no shares of Company Authorized Preferred Stock were issued or outstanding; and (iv) 9,981,600 shares of Company Common Stock were reserved for issuance pursuant to the Amended and Restated 1995 Equity Compensation Plan, the 1988 Stock Option Plan for Key Employees and the Company Employee Stock Purchase Plan (such plans, collectively, the “Company Stock Plans”) (of which there were 6,505,560 outstanding options or rights as of January 26, 2004 to acquire shares of Company Common Stock).  No bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which shareholders of the Company or any of its Subsidiaries may vote are issued or outstanding or subject to issuance.

(b)           Section 3.3(b) of the Company Disclosure Letter sets forth a complete and correct list, as of January 26, 2004, of each holder of outstanding stock options or other rights to purchase or receive Company Common Stock (collectively, the “Company Stock Options”) the number of shares of Company Common Stock subject to such Company Stock Option, the name of the Company Stock Plan pursuant to which such Company Stock Option was granted, the exercise price of such Company Stock Option, the vesting schedule of such Company Stock Option, the extent to which such Company Stock Option is vested, the Tax status under Section 422 of the Code of such Company Stock Option, the term of such Company Stock Option and any event that would accelerate the vesting of such Company Stock Option.

(c)           All outstanding shares of capital stock of the Company are, and all shares which may be issued will be, when issued, duly authorized, validly issued, fully paid and nonassessable and will be delivered free and clear of all Liens (other than Liens created by or imposed upon the holders thereof) and not subject to preemptive rights. Except as set forth in this Section 3.3 (including pursuant to the conversion or exercise of the securities referred to in Section 3.3(a) above), (i) there are not issued, reserved for issuance or outstanding (A) any shares of capital stock or other voting securities of the Company or any of its Subsidiaries (other than shares of capital stock or other voting securities of such Subsidiaries that are directly or indirectly owned by the Company free and clear of Liens), (B) any securities of the Company or any of its Subsidiaries convertible into or exchangeable or exercisable for shares of capital stock or other voting securities of, or other ownership interests in, the Company or any of its Subsidiaries, (C) any warrants, calls, options or other rights to acquire from the Company or any of its Subsidiaries, and no obligation of the Company or any of its Subsidiaries to issue, any capital stock or other voting securities of, or other ownership interests in, or any securities convertible into or exchangeable or exercisable for any capital stock or other voting securities of, or other ownership interests in, the Company or any of its Subsidiaries, or (D) other than Company Stock Options, there are no outstanding stock appreciation rights, phantom shares or other rights to receive shares of Company Common Stock on a deferred basis or other rights linked to the value of shares of Company Common Stock granted under the Company Stock Plans or otherwise and (ii) there are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any such securities or to issue, deliver or sell, or cause to be issued, delivered or sold, any such securities.  The Company is not a party to any voting agreement with respect to the voting of any such securities. Other than the capital stock of, or other equity interests in, its Subsidiaries, the Company does not directly or indirectly beneficially own any securities or other beneficial ownership interests in any other entity. The terms of the Company Stock Plans and the provisions of the agreements evidencing such Company Stock Options expressly permit the assumption by the Parent of the outstanding Company Stock Options as provided in Section 2.5, without the consent or approval of the holders of such securities, the Company's shareholders or otherwise.

Section 3.4             Authority; Noncontravention.

(a)           The Company has all requisite corporate power and authority to enter into this Agreement and the other agreements, documents, instruments and certificates contemplated hereby to which the Company is a party (the “Company Transaction Documents”) and, subject to receipt of the Company Shareholder Approval, to consummate the transactions contemplated by this Agreement (the “Transactions”).  The execution and delivery of the Company Transaction Documents by the Company and the consummation by the Company of the Transactions have been duly authorized by all necessary corporate action on the part of the Company, subject, in the case of the Merger, to receipt of the Company Shareholder Approval.  Each Company Transaction Document delivered by the Company has been duly executed and, assuming the due authorization, execution and delivery by the Parent and Merger Sub, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

(b)           The execution and delivery of the Company Transaction Documents does not, and the consummation of the Transactions and compliance with the provisions of the Company Transaction Documents will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of amendment, renegotiation, termination, cancellation or acceleration of any obligation or to the loss of a benefit under or increase of obligation under, or result in the creation of any Lien upon any of the properties or assets owned by, licensed to, or leased by the Company or any of its Subsidiaries under (i) the articles of incorporation or bylaws of the Company or the comparable organizational documents of any of its Subsidiaries, (ii) any Material Contract or Company Permit or (iii) (A) any judgment, order or decree or (B) subject to the governmental filings and other matters referred to in Section 3.4(c), any statute, law, ordinance, rule or regulation, in each case applicable to the Company or any of its Subsidiaries or their respective properties or assets, except in the case of clauses (ii) and (iii) of this Section 3.4(b) for conflicts, breaches, violations or defaults that would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect.

(c)           No consent, approval, order or authorization of, action by or in respect of, or registration, recordation, declaration or filing with, any federal, state, local or foreign government, any court, administrative, regulatory or other governmental agency, commission or authority or any non-governmental self-regulatory agency, commission or authority (each a “Governmental Entity”) is required by or with respect to the Company or any of its Subsidiaries in connection with the execution and delivery of the Company Transaction Documents by the Company or the consummation by the Company of the Transactions, except for (i) the filing of a pre-merger notification and report form by the Company under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) and compliance with any applicable requirements of the HSR Act and any applicable antitrust or anti-competition laws of any other jurisdiction; (ii) the compliance with the Securities Act (as defined herein) and the Exchange Act (as defined herein) and the filing with the Securities and Exchange Commission (the “SEC”) of (A) a proxy statement relating to the Company Shareholders Meeting (such proxy statement, as amended or supplemented from time to time, the “Proxy Statement”) and (B) such reports under Section 13(a), 13(d), 15(d) or 16(a) of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “Exchange Act”) as may be required in connection with this Agreement, the Shareholders Agreement and the Transactions; (iii) the filing and acceptance of record of the Articles of Merger with the Department of State of the Commonwealth of Pennsylvania and the Certificate of Merger with the Secretary of State of the State of Delaware; (iv) and appropriate documents with the relevant authorities of states in which the Company is qualified to do business, and (v) such filings with Governmental Entities to satisfy the applicable requirements of state securities or “blue sky” laws; and (vi) other consents, approvals, actions, orders, authorizations, permits, registrations, declarations and filings which, if not obtained or made would not prevent or delay the consummation of the Merger or otherwise prevent the Company from performing its obligations under the Company Transaction Documents, and would not reasonably be likely, individually or in the aggregate, to have a Company Material Adverse Effect.

Section 3.5             SEC Documents; Undisclosed Liabilities.

(a)           The Company has filed all required reports, schedules, forms, statements and other documents (including exhibits and all other information incorporated therein) with the SEC since January 1, 2000 (the “Company Filed SEC Documents”).  As of their respective filing dates, the Company Filed SEC Documents complied in all material respects with the requirements of the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the “Securities Act”) or the Exchange Act, as the case may be, and none of the Company Filed SEC Documents when filed contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.  Except to the extent that information contained in a Company Filed SEC Document has been revised or superseded in a Company Filed SEC Document, none of the Company Filed SEC Documents contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b)           The consolidated financial statements of the Company included in the Company Filed SEC Documents complied as to form, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto (the “Accounting Rules”), have been prepared in accordance with United States generally accepted accounting principles (“GAAP”) (except, in the case of unaudited statements, as permitted by applicable rules and regulations of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present, in accordance with applicable requirements of GAAP in all material respects, the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal recurring non-material year-end audit adjustments).  Except (i) as reflected in the most recent financial statements included in the Company Filed SEC Documents or in the notes thereto or (ii) for liabilities (A) incurred in the ordinary course of business since the date of the most recent financial statements included in the Company Filed SEC Documents, (B) relating to obligations under leases and contracts in accordance with the terms and conditions thereof which are not required by GAAP to be reflected on a regularly prepared balance sheet and (C) incurred in connection with the Transactions, including any fees and expenses to be paid by the Company, neither the Company nor any of its Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that would reasonably be likely to have a Company Material Adverse Effect.

(c)           Section 3.5(c) of the Company Disclosure Letter contains the unaudited consolidated financial statements of the Company as of November 30, 2003 and such financial statements have been prepared in accordance with GAAP applied on a consistent basis and present fairly, in all material respects, the financial position of the Company and its consolidated Subsidiaries as of November 30, 2003 and their consolidated results of operations and cash flows for the period then ended (subject to the absence of footnotes thereto and to normal and recurring year-end adjustments).

(d)           The Company has established and maintained (i) disclosure controls and procedures (as defined in Rule 13a-15 promulgated under the Exchange Act) and (ii) internal controls over financial reporting (as defined in Rule 13a-15 promulgated under the Exchange Act).  To the Knowledge of the Company, (i) such disclosure controls and procedures are effective to ensure that material information relating to the Company, including its consolidated subsidiaries, is made known to the Company's senior management by others within those entities, particularly during the period when the Company's periodic reports to which such information relates are required to be prepared, (ii) such internal controls over financial reporting provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, (iii) there are no significant deficiencies or material weaknesses in the design or operation of Company's internal controls which could materially adversely affect Company's ability to record, process, summarize and report financial data and (iv) there is no fraud, whether or not material, that involves management or other employees who have a significant role in Company's internal controls.  As used in this Section 3.5(b), the term “file” shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC.

(e)           The Company has timely filed and made available to Parent all certifications and statements required by (i) Rule 13a-14 or Rule 15d-14 under the Exchange Act or (ii) 18 U.S.C. Section 1350 (Section 906 of the Sarbanes-Oxley Act of 2002) with respect to any Company SEC Document.

Section 3.6             Intellectual Property.

(a)           The Company and its Subsidiaries have such ownership of or such rights by license or otherwise in all patents and patent applications (that are in existence to the Knowledge of the Company), mask works, trademarks and service marks, trademark and service mark registrations and applications, trade names, copyrights, copyright registrations and applications, trade secrets, names and likenesses, know-how, proprietary processes, compositions of matter, formulae, designs, computer software programs, domain names and other proprietary rights as are necessary to conduct and permit the conduct of the business of the Company and its Subsidiaries as currently conducted and proposed to be conducted by the Company in the Company Filed SEC Documents (collectively, the “Intellectual Property Rights”).

(b)           The conduct of the business of the Company and its Subsidiaries as currently conducted and proposed to be conducted by the Company in the Company Filed SEC Documents does not infringe upon any patents that are in existence to the Knowledge of the Company or any other the intellectual property rights of any third party.  There are no present or, to the Knowledge of the Company, threatened infringements or violations of or factual basis on which a claim for infringement or violation could reasonably be asserted  by any third party with respect to the Intellectual Property Rights that are owned by the Company or its Subsidiaries (collectively, the “Owned Intellectual Property Rights”). To the Knowledge of the Company, there are no present or threatened infringements or violations of or factual basis on which a claim for infringement or violation could reasonably be asserted by any third party with respect to any material Intellectual Property Rights that are owned by any third party and used by the Company or its Subsidiaries.

(c)           None of the Company or any of its Subsidiaries is a party to or bound by any Contract (i) that contains any non-competition covenant or exclusivity commitment that restricts the manner in which, medium in which, or the localities in which, all or a material portion of the business of the Company and its Subsidiaries, taken as a whole, is conducted, (ii) pursuant to which the Company or any of its Subsidiaries has assigned, transferred, licensed or granted to a third party any Owned Intellectual Property Right on an exclusive basis, or (iii) that contains any “most favored nation” pricing provision.

(d)           The Company and each of its Subsidiaries have taken all necessary and appropriate steps to protect the Company's and its Subsidiaries' rights in the Company's or its Subsidiaries' confidential information and trade secrets or any trade secrets or confidential information of third parties provided to the Company or any of its Subsidiaries, and, without limiting the foregoing, each of the Company and its Subsidiaries has and enforces a policy requiring each employee and contractor to execute a proprietary information/confidentiality agreement, and all current and former employees and contractors of the Company and any of its Subsidiaries have executed such an agreement and the Company or its Subsidiaries has secured valid written assignments from all consultants and employees who contributed to the creation or development of any Intellectual Property Rights of the rights to such contributions that the Company or its Subsidiaries does not already own by operation of law.  To the Knowledge of the Company, all use, disclosure or appropriation of the Company's or its Subsidiaries' confidential information by, or to, a third party has been pursuant to the terms of a written agreement between the Company or its Subsidiaries and such third party. To the Knowledge of the Company, all use, disclosure or appropriation of confidential information of a third party has been pursuant to the terms of a written agreement between the Company or its Subsidiaries and such third party, or is otherwise lawful.

(e)           Neither the Company nor any of its Subsidiaries has received any written opinion of counsel regarding any third party patents.

(f)            Neither the Company nor any of its Subsidiaries has disclosed or delivered, or permitted the disclosure or delivery, to any escrow holder or other third party, all or any part of the source code (including any algorithm or documentation contained in, or relating to, any source code) of the Owned Intellectual Property Rights that are owned by the Company or its Subsidiaries.

(g)           All Software is free of all viruses, worms, trojan horses and other infections or harmful routines and does not contain any bugs, errors, or problems in each case, that, to the Company's or any of its Subsidiaries' Knowledge, would reasonably be likely to disrupt its operation or have a material adverse impact on the operation of other software programs or operating systems. “Software” means software, programs, databases and related documentation, in any form (including Internet sites, Internet content and links) that is owned by the Company and its Subsidiaries and (i) material to the operation of the business of the Company or any of its Subsidiaries, including, but not limited to, that operated by the Company or any of its Subsidiaries on its web sites or used by the Company or any of its Subsidiaries in connection with processing customer orders, storing customer information, or storing or archiving data, or (ii) manufactured, distributed, sold, licensed or marketed by the Company or any of its Subsidiaries.

(h)           The Company has not used or distributed any open source or public license Software in a manner which would (a) require the Company to distribute or disclose any source code of the Company's proprietary Software, (b) require the Company to distribute or make available the Company's proprietary Software without charge or at a reduced charge, (c)

require that a user have the right to decompile, disassemble or otherwise reverse engineer any of the Company's proprietary Software, or (d) impose any other restriction or obligation with respect to any Owned Intellectual Property. “Open Source” means software and programs that are licensed or distributed pursuant to any open source, quasi open source, community source, freeware, shareware or public license or distribution model, or under a license or distribution model similar to any of the foregoing.

(i)            The Company and its Subsidiaries have obtained all approvals and agreements necessary or appropriate (including, without limitation, assurances from customers regarding further export) for exporting any Intellectual Property outside the United States and importing any Intellectual Property into any country in which they are or have been disclosed, sold or licensed for Use, and all such export and import approvals in the United States and throughout the world are valid, current, outstanding and in full force and effect, except where the failure to do so would not reasonably be likely to result in a Company Material Adverse Effect.

(j)            All Owned Intellectual Property that has been distributed, sold or licensed to a third party by the Company or any of its Subsidiaries that is covered by a currently effective warranty in all material respects conforms to and performs in accordance with the representations and warranties provided with respect to such Owned Intellectual Property by or on behalf of the Company or such Subsidiary for the time period during which such representations and warranties apply.  All Intellectual Property that has been distributed, sold or licensed to a third party by the Company or any of its Subsidiaries that is covered by a currently effective warranty of the Company, to the Knowledge of the Company, in all material respects conforms to and performs in accordance with the representations and warranties provided with respect to such Intellectual Property by or on behalf of the Company or such Subsidiary for the time period during which such representations and warranties apply.

(k)           The Company has complied with and is in compliance with the terms of all privacy policies, agreements, obligations and laws applicable to personal, customer and other information received or maintained by the Company, except where the failure to be in compliance would not reasonably be likely to result in a Company Material Adverse Effect.

Section 3.7             Absence of Certain Changes or Events.  Except for liabilities incurred in connection with this Agreement or the Transactions and except for changes disclosed in the Company Filed SEC Documents publicly available prior to the date of this Agreement, as amended to the date of this Agreement, since December 31, 2002, the Company and its Subsidiaries have conducted their business only in the ordinary course, and since such date there has not been (a) any Company Material Adverse Effect, (b) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any of the Company's capital stock (other than as expressly permitted by the terms of Section 5.1(a)), (c) any purchase, redemption or other acquisition of any shares of capital stock or any other securities of the Company or any of its Subsidiaries or any options, warrants, calls or rights to acquire such shares or other securities; (d) any split, combination or reclassification of any of the Company's capital stock or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of the Company's capital stock, (e) (i) any granting by the Company or any of its Subsidiaries to any current or former director, executive officer or other employee of the Company or its Subsidiaries of any increase in compensation, bonus or other benefits, except for normal increases in cash compensation to non-executive employees in the ordinary course of business consistent with past practice or as was required under any employment agreements in effect as of the date of the most recent financial statements included in the Company Filed SEC Documents and other than as expressly permitted by the terms of Section 5.1(k), (ii) any granting of or increase in severance or termination pay by the Company or any of its Subsidiaries to any such current or former director, executive officer or employee, (iii) any entry by the Company or any of its Subsidiaries into, or any amendments of, any Benefit Plan with any current or former director, executive officer or employee, (iv) any amendment to, or modification of, any Company Stock Option, (f) any change in accounting methods, principles or practices by the Company or any of its Subsidiaries materially affecting their respective assets, liabilities, results of operations or businesses, (g) any Tax election that, individually or in the aggregate, would reasonably be likely to adversely affect in any material respect the Tax liability or Tax attributes of the Company or any of its Subsidiaries, (h) any settlement or compromise of any material income Tax liability, (i) any acquisition, sale or transfer of any material asset of the Company or any of its Subsidiaries other than in the ordinary course of business consistent with past practice, (j) any entering into by the Company or any of its Subsidiaries of any material contract or agreement, or material amendment or termination of any Material Contract (other than in the ordinary course of business consistent with past practice) or default by the Company or any of its Subsidiaries under any Material Contract to which the Company or any of its Subsidiaries is a party or by which it is bound (or to the Knowledge of the Company, by any other party thereto), (k) any revaluation by the Company or any of its Subsidiaries of any of their respective material assets or (l) any lapse, reversion, termination or expiration of any material Intellectual Property Rights.

Section 3.8             Litigation.  There is no suit, arbitration, action or proceeding (“Litigation”) pending or, to the Knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries that, individually or in the aggregate, would reasonably be likely to have a Company Material Adverse Effect nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against the Company or any of its Subsidiaries that (i) would reasonably be likely to, individually or in the aggregate, materially affect the operations of the Company as currently conducted or result in damages or an award in excess of $50,000 or (ii) seeks to delay or prevent the consummation of the Merger.  Section 3.8 of the Company Disclosure Letter sets forth, as of the date of this Agreement, of a complete list of all Litigation to which the Company, or its Subsidiaries or any of their assets are a party or bound.

Section 3.9             Certain Contracts.

(a)           Except for the Contracts (as defined herein), understandings or other similar arrangements  set forth on Section 3.9 of the Company Disclosure Letter or filed as an exhibit to the Company Filed SEC Documents (collectively, the “Material Contracts”):

(i)            Neither the Company nor any of its Subsidiaries is bound by, or a party to, any non-competition restriction relating to any business, product or service anywhere in the world.

(ii)           No material purchase Contracts of the Company or any of its Subsidiaries continue for a period of more than twelve months or obligate the Company or any

Subsidiary of the Company to purchase all or substantially all of its requirements of a particular product or service from a supplier or to make periodic minimum purchases of a particular product or service from a supplier.

(iii)          There are no material outstanding sales Contracts of the Company or any of its Subsidiaries which continue for a period of more than twelve months or fixed price contracts that are reasonably likely to result in any loss to the Company or any of its Subsidiaries upon completion or performance thereof, after allowance for direct distribution expenses.

(iv)          Neither the Company nor any of its Subsidiaries has any outstanding Contracts with officers, employees, agents, consultants, advisors, salesmen, sales representatives, distributors or dealers that are not cancelable by it on notice of not longer than thirty days and without liability, penalty or premium.

(v)           Neither the Company nor any of its Subsidiaries is under any liability or obligation with respect to the return of inventory or merchandise in the possession of wholesalers, distributors, retailers or other customers.

(vi)          Other than “shrink wrap” and similar widely available commercial end-user licenses, neither the Company nor any of its Subsidiaries is a party to any material Contracts:  (i) with respect to the license or transfer of Intellectual Property Rights to any third party; or (ii) pursuant to which a third party has licensed or transferred any Intellectual Property to the Company or any of its Subsidiaries.

(vii)         Neither the Company nor any of its Subsidiaries has entered into any Contract to indemnify any other party against any charge of infringement of any intellectual property, other than indemnification provisions contained in license agreements or purchase orders arising in the ordinary course of business.

(viii)        Neither the Company nor any of its Subsidiaries has any debt obligation for borrowed money, including guarantees of or agreements to acquire any such debt obligation of others.

(ix)           Neither the Company nor any of its Subsidiaries has any outstanding loan to any Person (other than advances to employees for business expenses in the ordinary course of business), other than to the Company or a wholly-owned Subsidiary of the Company.

(x)            Neither the Company nor any of its Subsidiaries has any power of attorney outstanding or any obligations or liabilities (whether absolute, accrued, contingent or otherwise), as guarantor, surety, co-signer, endorser, co-maker, indemnitor or otherwise in respect of the obligation of any Person, other than obligations between the Company and its Subsidiaries.

(xi)           Except as otherwise disclosed on Section 3.9 of the Company Disclosure Letter, there are no Contracts that are material to the Company or any of its Subsidiaries or material Contracts by which their respective business, properties or assets are bound.

(b)           Neither the Company nor any of its Subsidiaries is in default, nor to its Knowledge is there any reasonable basis for any valid claim of default, under any Material Contract.

Section 3.10           Customers and Suppliers.  No customer that individually accounted for more than five percent of the Company's consolidated gross revenues during the 12 month period preceding the date of this Agreement has, within the last 12 months, canceled or otherwise terminated, or made any written threat to the Company or any of its Subsidiaries to cancel or otherwise terminate, its relationship with the Company or such Subsidiary, or decreased materially its usage of the services or products of the Company or such Subsidiary, other than as otherwise contemplated in the Contract relating to such customer.  No supplier from whom the Company and its Subsidiaries purchased more than five percent of the goods or services (on a consolidated basis) during the 12 month period preceding the date of this Agreement has, within the last 12 months, canceled or otherwise terminated, or made any written threat to the Company or any of its Subsidiaries to cancel or otherwise terminate, its relationship with the Company or such Subsidiary.

Section 3.11           Compliance with Applicable Laws.

(a)           The Company and its Subsidiaries hold all permits, licenses, variances, exemptions, orders, registrations and approvals of all Governmental Entities that are required for them to own, lease or operate their assets and to carry on their businesses, except where the failure to have such permits, licenses, variances, exemptions, orders, registrations and approvals would not reasonably be likely to result in a Company Material Adverse Effect (the “Company Permits”).  The Company and its Subsidiaries are in compliance with the terms of the Company Permits and all applicable statutes, laws, ordinances, rules and regulations, except where the failure to be in compliance would not reasonably be likely to result in a Company Material Adverse Effect.

(b)           (i) There have been no Releases (as defined below) of any Hazardous Materials (as defined below) at, on or under any facility or property currently or formerly owned, leased, or operated by the Company or any of its Subsidiaries, (ii) to the Knowledge of the Company, neither the Company nor any of its Subsidiaries is the subject of any pending or threatened investigation or proceeding under Environmental Law relating in any manner to the off-site treatment, storage or disposal of any Hazardous Materials generated at any facility or property currently or formerly owned, leased or operated by the Company or any of its Subsidiaries and (iii) neither the Company nor any of its Subsidiaries has assumed or otherwise agreed to be responsible for any liabilities arising under Environmental Law.  The term “Environmental Law” means any and all applicable laws or regulations or other requirements of any Governmental Entity concerning the protection of human health or the environment.  The term “Hazardous Materials” means all explosive or regulated radioactive materials, hazardous or toxic substances, wastes or chemicals, petroleum (including crude oil or any fraction thereof) or petroleum distillates, asbestos or asbestos-containing materials, and all other materials or chemicals regulated under any Environmental Law.  The term “Release” means any spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching, emanation or migration in, into, onto, or through the environment.

Section 3.12           Benefit Plans.

(a)           Section 3.12(a) of the Company Disclosure Letter lists (i) each individual employment, termination, or severance agreement that is currently in effect with employees or former employees of the Company whose annual compensation is or was at a base rate equal to or exceeding $100,000, (ii) all employee benefit plans as that term is defined in Section 3(3) of the Employee Retirement and Income Security Act of 1974 (“ERISA”) and (iii) all other plans or compensation arrangements, maintained or contributed to by the Company for the benefit of its employees (or former employees) and/or their beneficiaries (“Benefit Plans”).  An arrangement will not fail to be a Benefit Plan simply because it only covers one individual.

(b)           The Company has delivered to the Parent a true and complete copy of the following documents (to the extent that they are applicable): (i) each Benefit Plan and any related funding agreements, including all amendments (and Section 3.12(b) of the Company Disclosure Letter includes a description of any such amendment that is not in writing), and (ii) the two most recent Form 5500s (including all applicable schedules and the opinions of the independent accountants) that were filed on behalf of any Benefit Plan.  There are no other employee benefit plans, programs, arrangements or agreements, whether formal or informal, whether in writing or not, to which the Company is a party, with respect to which the Company has any obligation or which are maintained, contributed to or sponsored by the Company for the benefit of any current or former employee, officer or director of the Company.  The Company has no express or implied commitment, whether legally enforceable or not, (i) to create, incur liability with respect to, or cause to exist, any other Benefit Plan, program or arrangement, (ii) except as contemplated by this Agreement, to enter into any contract or agreement to provide compensation or benefits to any individual, or (iii) to modify, change or terminate any Benefit Plan, other than with respect to a modification, change or termination required by ERISA or the Code.

(c)           Each Benefit Plan at all times has been operated in accordance with its terms, and materially complies currently, and has materially complied in the past, both in form and in operation, with all applicable laws, including ERISA and the Code.

(d)           There are no other employee benefit plans, programs, arrangements or agreements, whether formal or informal, whether in writing or not, to which the Company is a party, with respect to which the Company has any obligation or which are maintained, contributed to or sponsored by the Company for the benefit of any current or former employee, officer or director of the Company.  The Company has no express or implied commitment, whether legally enforceable or not, (i) to create, incur liability with respect to, or cause to exist, any other Benefit Plan, program or arrangement, (ii) except as contemplated by this Agreement, to enter into any contract or agreement to provide compensation or benefits to any individual, or (iii) to modify, change or terminate any Benefit Plan, other than with respect to a modification, change or termination required by ERISA or the Code.

(e)           The Company does not maintain any Benefit Plan that provides (or will provide) medical, death, or other fringe benefits to former employees or independent contractors (including retirees), other than benefits that are required to be provided pursuant to Section 4980B of the Code or state law continuation coverage or conversion rights.

(f)            None of the Benefit Plans provide any benefits that would result in excess parachute payments (within the meaning of Section 280G of the Code), either (i) solely as a result of the consummation of the Transactions or (ii) as a result of the consummation of the Transactions and any actions taken after the Closing.  Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby, either alone or together with another event, will (i) result in any payment (including, without limitation, severance, unemployment compensation, forgiveness of indebtedness or otherwise) becoming due under any Benefit Plan, (ii) increase any benefits otherwise payable under any Benefit Plan or other arrangement, (iii) except as provided to the contrary in this Agreement, result in the acceleration of the time of payment, vesting or funding of any benefits including, but not limited to, the acceleration of the vesting and exercisability of any Company Stock Options, or (iv) require the funding, whether formal or informal, of the benefits under any Benefit Plan (e.g., contributions to a “rabbi trust”).

(g)           No Benefit Plan is subject to Title IV of ERISA.

(h)           To the Knowledge of the Company, none of the Persons performing services for the Company have been improperly classified as being independent contractors, leased employees or as being exempt from the payment of wages for overtime.

(i)            Other than routine claims for benefits under the Benefit Plan and those relating to qualified domestic relations orders, there are no pending or, to the Knowledge of the Company, threatened lawsuits or other claims against or involving any Benefit Plan, or any Fiduciary (within the meaning of Section 3(21)(A) of ERISA) of such Benefit Plan brought on behalf of any participant, beneficiary, or Fiduciary thereunder, nor is there any reasonable basis for any such claim.

(j)            The Company has no intention or commitment, whether legally binding or not, to create any additional Benefit Plan, or to modify any existing Benefit Plan so as to increase benefits to participants or the cost of maintaining the Benefit Plan.  The benefits under all Benefit Plans are as represented, and have not been, and will not be, increased subsequent to the date of this Agreement.  No statement, either oral or written, has been made by the Company (or any agent of the Company) to any Person regarding any Benefit Plan that is not in accordance with such Benefit Plan that could have adverse economic consequences to the Parent or the Surviving Corporation.

(k)           All contributions required to be made to each Benefit Plan under the terms of that Benefit Plan, ERISA, the Code, or any other applicable law have been timely made, and are fully deductible in the year for which they were paid, and all other amounts that should be accrued to date as liabilities of the Company under or with respect to each Benefit Plan (including incurred but not reported claims) for the current plan year of the Benefit Plan have been recorded on the books of the Company.

(l)            Neither the Company nor any Subsidiary of the Company maintains, contributes to, sponsors or has any obligation relating to any employee benefit plan, program, agreement or arrangement established or maintained outside of the United States with respect to which the Company or any Subsidiary of the Company could reasonably be likely to have any material liability.

(m)          For purposes of this Section 3.12 only, the term the “Company” shall include any entity that is aggregated with the Company under Section 414(b), (c), (m), or (o) of the Code.

Section 3.13           Taxes.

(a)           As used in this Agreement, (i) the terms “Tax” or “Taxes”  mean (A) all federal, state, local, foreign and other net income, gross income, gross receipts, sales, use, ad valorem, alternative minimum, transfer, franchise, profits, license, lease, service, withholding, payroll, employment, excise, severance, stamp, occupation, estimated, premium, property, windfall profits, customs, duties or other similar taxes, fees, assessments or charges imposed by any Governmental Entity (a “Taxing Authority”) together with any interest and any penalties, additions to tax or additional amounts with respect thereto, and (B) any liability for any Tax described in the immediately preceding clause (A) as a result of being a transferee or successor, by contract or otherwise, or as a result of being or having been a member of an affiliated, consolidated or combined group, including under Treasury Regulation Section 1.1502-6 or similar state, local or foreign law or (C) any liability for any amount described in the immediately preceding clauses (A) or (B) pursuant to a tax indemnity, tax sharing or similar agreement, arrangement or understanding; and (ii) the term “Returns”  means all returns, declarations, reports, statements and other documents (including any related or supporting information, schedules or exhibits) required to be filed in respect of Taxes, including any amendment with respect thereto.

(b)           There have been properly completed and filed on a timely basis (taking into account all properly obtained extensions) and in correct form all material Returns required to be filed by or with respect to the Company or any of its Subsidiaries.  The foregoing Returns were correct and complete in all material respects and the Company and each of its Subsidiaries has paid or there has been paid on its behalf all material Taxes due whether or not shown (or required to be shown) on a Return.  An extension of time within which to file any Return that has not been filed has not been requested or granted.

(c)           As of the date of this Agreement, there are no current, and no written pending or proposed, audits or examinations of any Return relating to the Company or any of its Subsidiaries by any Taxing Authority in connection with any of the Returns.  No waivers of statutes of limitation with respect to the Returns or the assessment of Taxes have been given by the Company or any of its Subsidiaries (or with respect to any Return which a Taxing Authority has asserted should have been filed by the Company or any of its Subsidiaries) which waivers are still in effect.  All deficiencies asserted or assessments made as a result of any examinations have been fully paid, or are being contested in good faith and an adequate reserve therefor has been established in accordance with GAAP and is fully reflected in the financial statements included in the Company Filed SEC Documents.

(d)           The accruals and reserves for unpaid Taxes of the Company or any of its Subsidiaries (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth or included in the most recent financial statements included in the Company Filed SEC Documents are adequate in accordance with GAAP to cover all material Taxes accrued or accruable through the date thereof.  The Company has no liability for unpaid Taxes incurred after the date of the most recent financial statements included in the Company Filed SEC Documents, other than Taxes incurred by it in the ordinary course of business.

(e)           Since 1996, the Company has not been a member of an affiliated group filing consolidated, combined or similar Returns other than the group of which the Company is the common parent.  The Company is not and at no time has been a party to or bound by, and does not have and has not had any obligations under, any tax indemnity, tax sharing, tax allocation or similar agreement that includes a party other than the Company or any of its Subsidiaries.

(f)            Neither the Company nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code in the two years prior to the date of this Agreement.

(g)           No deductions for compensation paid or accrued by the Company up to the date of the Effective Time are subject to limitation under Section 162(m) of the Code.

(h)           No claim has been asserted in writing against the Company or any of its Subsidiaries by a Taxing Authority in a jurisdiction where such entity does not file Returns that the Company or any of its Subsidiaries is or may be subject to taxation by that jurisdiction.

(i)            The Company is not, and has not been, a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(j)            Except for liens for real and personal property Taxes that are not yet due and payable, or liens that would not reasonably be likely to have a Company Material Adverse Effect, there are no liens for any Tax upon any of the assets or properties of the Company or any of its Subsidiaries.

(k)           Neither the Company nor any of its Subsidiaries has been required to make, nor has there been proposed in writing by the IRS, any adjustment pursuant to Section 481 of the Code that would be required to be reflected on any Tax Returns of the Company or any of its Subsidiaries required to be filed after the Closing Date.

Section 3.14           Information Supplied.  None of the information supplied or to be supplied by the Company or its Subsidiaries specifically for inclusion or incorporation by reference in (a) the registration statement on Form S-4 to be filed with the SEC by the Parent in connection with the offer and sale of shares of Parent Common Stock in connection with the Merger (the “Form S-4”) will, at the time the Form S-4 becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading or (b) the Proxy Statement will, at the date it is first mailed to the Company's shareholders or at the time of the Company Shareholders

Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.  The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act. No representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by the Parent specifically for inclusion or incorporation by reference in the Proxy Statement.

Section 3.15           Voting Requirements.  The affirmative vote adopting this Agreement of the holders of a majority of the votes cast at the Company Shareholders Meeting where a quorum is present by holders of Company Common Stock as of the record date for the Company Shareholders Meeting (the “Company Shareholder Approval”) is the only vote of the holders of any class or series of the Company's capital stock necessary to approve and adopt this Agreement or any of the Transactions.

Section 3.16           State Takeover Statutes; Section 16.  Neither Title 70, Sections 71-84 of the Pennsylvania Statutes, nor, to the Company's Knowledge, any other state takeover statute or similar statute or regulation is applicable to the Merger, the Transactions, the Shareholders' Agreement or the consummation of any of the transactions contemplated hereby and thereby.  The Board of Directors of the Company has taken all such steps as are required in accordance with the interpretive guidance of the SEC so that the Merger, the Transactions, the Shareholders' Agreement or the consummation of any of the transactions contemplated hereby and thereby shall be an exempt transaction for purposes of Section 16 of the Exchange Act.

Section 3.17           Title to Properties; Absence of Liens.

(a) Neither the Company nor any of its Subsidiaries owns any real property.  Section 3.17 of the Company Disclosure Letter lists all material real property leases to which the Company or any of its Subsidiaries is a party and each amendment thereto.  All such current leases are in full force and effect, are valid and effective in accordance with their respective terms, and there is not, under any of such leases, any existing default or event of default (or event which with notice or lapse of time, or both, would constitute a default) that would give rise to a material claim.

(b) Each of the Company and each of its Subsidiaries has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of its material tangible properties and assets, real, personal and mixed, used or held for use in its business, free and clear of any liens, pledges, charges, claims, security interests or other encumbrances of any sort (“Liens”) except for Permitted Liens.

Section 3.18           Brokers; Other Fees.  No broker, investment banker, financial advisor or other Person, other than Sun Trust Robinson Humphrey, the fees and expenses of which will be paid by the Company, is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Company.  The Company has furnished to the Parent true and complete copies of all agreements under which any such fees or expenses are payable and all indemnification and other agreements related to the engagement of the Persons to whom such fees are payable. The fees and expenses of any accountant, broker, financial advisor, legal counsel or other person retained by the Company in connection with this Agreement or the Transactions incurred or to be incurred by the Company are on an hourly basis for work performed.

Section 3.19           Opinion of Financial Advisor.  The Company has received the written opinion of Sun Trust Robinson Humphrey dated the date of this Agreement, to the effect that, as of such date, the Merger Consideration is fair, from a financial point of view, to the shareholders of the Company, a signed copy of which opinion has been delivered to the Parent.

Section 3.20           Insurance.  The Company and its Subsidiaries maintain insurance coverage with reputable insurers in such amounts and covering such risks as are in accordance with normal industry practice for companies engaged in businesses similar to that of the Company and its Subsidiaries (taking into account the cost and availability of such insurance). The Company has provided or made available to Parent true, correct and complete copies of all policies of insurance to which each of the Company and its Subsidiaries are a party or are a beneficiary or named insured.  There is no material claim pending under any of such policies as to which coverage has been questioned, denied or disputed by the underwriters of such policies.  All premiums due and payable under all such policies have been paid and the Company is otherwise in compliance in all material respects with the terms of such policies.  The Company has no Knowledge of any threatened termination of, or material premium increase with respect to, any of such policies.

Section 3.21           Status as a Reorganization.  The Company and its affiliates have used reasonable best efforts to avoid taking, failing to take or agreeing to take any action that would prevent the Merger from constituting a reorganization within the meaning of Section 368(a) of the Code (other than as contemplated or permitted by this Agreement or any agreements related hereto.

Section 3.22           Absence of Questionable Payments.  Neither the Company nor any of its Subsidiaries nor, to the Company's Knowledge, any director, officer, agent, employee or other Person acting on behalf of the Company or any of its Subsidiaries, has used any corporate or other funds for unlawful contributions, payments, gifts, or entertainment, or made any unlawful expenditures relating to political activity to government officials or others or established or maintained any unlawful or unrecorded funds in violation of Section 30A of the Exchange Act.  Neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any current director, officer, agent, employee or other Person acting on behalf of the Company or any of its Subsidiaries, has accepted or received any unlawful contributions, payments, gifts or expenditures.  The Company and each of its Subsidiaries that is required to file reports pursuant to Section 12 or 15(d) of the Exchange Act is in compliance with the provisions of Section 13(b) of the Exchange Act.

Section 3.23           Insider Interests.  No officer or director of the Company or any of its Subsidiaries has any material interest in any property, real or personal, tangible or intangible, including inventions, patents, trademarks or trade names, used in or pertaining to the business of the Company or any of its Subsidiaries.  No director, officer or other affiliate of the Company (or any member of the immediate family of any of the foregoing Persons) has or has had, directly or indirectly, (i) an economic interest in any Person that has furnished or sold, or furnishes or sells, services or products that the Company or any Subsidiary furnishes or sells, or proposes to furnish or sell; (ii) an economic interest in any Person that purchases from or sells or furnishes to, the Company or any Subsidiary, any goods or services; (iii) to the Company's Knowledge, a beneficial interest in any Contract included in Section 3.9 of the Company Disclosure Letter; or (iv) any contractual or other arrangement with the Company or any Subsidiary; provided, however, that ownership of no more than one percent (1%) of the outstanding voting stock of a publicly traded corporation shall not be deemed an “economic interest in any person” for purposes of this Section 3.23.  The Company and the Subsidiaries of the Company have not, since September 30, 2003, (i) extended or maintained credit, arranged for the extension of credit or renewed an extension of credit in the form of a personal loan to or for any director or executive officer (or equivalent thereof) of the Company, or (ii) materially modified any term of any such extension or maintenance of credit. There are no extensions of credit maintained by the Company or any of the Subsidiaries of the Company to which the second sentence of Section 13(k)(1) of the Exchange Act applies.  No officer or director of the Company or any Subsidiary of the Company has asserted any claim, charge, action or cause of action against the Company or any Subsidiary of the Company, except for immaterial claims for accrued vacation pay, accrued benefits under any employee benefit plan and similar matters and agreements existing on the date hereof.

Section 3.24           Rights Agreement.  The Company has taken all actions necessary to ensure that (a) the Rights Agreement and the rights issued pursuant to the Rights Agreement (the “Rights”) will be inapplicable to this Agreement, the Transactions, the Shareholders' Agreement or the consummation of any of the transactions contemplated hereby and thereby, (b) neither the Parent nor any of its Subsidiaries will be deemed an Acquiring Person (as defined in the Rights Agreement) as a result of entering into this Agreement, the Shareholders' Agreement or the consummation of the Transaction or any of the transactions contemplated hereby and thereby and (c) neither the Distribution Date nor the Stock Acquisition Date (each as defined in the Rights Agreement) has occurred or will occur as a result of this Agreement, the Transactions, the Shareholders' Agreement or the consummation of any of the transactions contemplated hereby and thereby.

ARTICLE 4

REPRESENTATIONS OF THE PARENT AND MERGER SUB

Except as disclosed in the disclosure letter delivered by the Parent to the Company concurrently with the execution of this Agreement (the “Parent Disclosure Letter”) (it being acknowledged that disclosure therein with respect to any particular section of the Agreement shall be deemed disclosure with respect to another section of the Agreement only if applicability of such disclosure to the subject matter of such other section is reasonably clear on its face), the Parent, FIS, Merger Sub and Merger Sub LLC, as of the date hereof, represent and warrant jointly and severally to the Company as follows:

Section 4.1             Organization, Standing and Corporate Power.  Each of the Parent, FIS and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated and has the requisite corporate power and authority to carry on its business as now being conducted.  The Merger LLC is a limited liability company, duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and has the requisite limited liability company power and authority to carry on its business as now being conducted.  Each of the Parent, FIS, Merger Sub and the Merger LLC is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions which recognize such concept) in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its assets makes such qualification or licensing necessary, except for those jurisdictions where the failure to be so qualified or licensed or to be in good standing (individually or in the aggregate) would not reasonably be likely to have a material adverse effect on (i) the condition (financial or otherwise), business, assets, liabilities, prospects or results of operations of the Parent and its Subsidiaries taken as a whole or (ii) the ability of the Parent, FIS, Merger Sub or the Merger LLC  to perform its obligations hereunder and consummate the Merger in a timely manner; excluding, however, in the case of clause (i) any adverse effect arising from conditions in the United States economy or capital or financial markets generally or any adverse effect that the Parent can demonstrate was primarily attributable to the Transactions or the public announcement of the pendency of the Transactions (a “Parent Material Adverse Effect”).  The Parent has made available to the Company prior to the execution of this Agreement complete and correct copies of (i) its certificate of incorporation and bylaws, (ii) the certificate of incorporation and bylaws of Merger Sub and FIS, and (iii) the certificate of formation and limited liability company operating agreement of the Merger LLC, in each case as amended to the date of this Agreement.

Section 4.2             Capital Structure.

(a)           The authorized capital stock of the Parent consists of 250,000,000 shares of Parent Common Stock and 3,000,000 shares of preferred stock, par value $.0001 per share, of the Parent (the “Parent Authorized Preferred Stock”).  As of December 31, 2003, (i) 149,855,345 shares of Parent Common Stock were issued and outstanding, (ii) no shares of Parent Authorized Preferred Stock were issued and outstanding, and (iii) 20,262,529 shares of Parent Common Stock are reserved for issuance under the Parent's stock option plans (the “Parent Stock Plans”) (of which there were 12,507,661 outstanding options or rights as of December 31, 2003 to acquire shares of Parent Common Stock (the “Parent Stock Options”)). All outstanding shares of capital stock of the Parent are, and all shares which may be issued in connection with the Transactions will be, when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights.

(b)           Except as set forth in the Parent Filed SEC Documents, there are not issued, reserved for issuance or outstanding, (i) any securities of the Parent convertible into or exchangeable or exercisable for shares of capital stock or other voting securities of, or other ownership interests in, the Parent, (ii) any warrants, calls, options or other rights to acquire from the Parent, and no obligation of the Parent to issue, any capital stock or other voting securities of, or other ownership interests in, or any securities convertible into or exchangeable or exercisable for any capital stock or other voting securities of, or other ownership interests in, the Parent, or (iii) other than Parent Stock Options, there are no outstanding stock appreciation rights, phantom shares or other rights to receive shares of Parent Common Stock on a deferred basis or other rights linked to the value of shares of Parent Common Stock granted under the Parent Stock Plans or otherwise.

(c)           The Parent owns 100% of the issued and outstanding capital stock of FIS.  FIS owns 100% of the issued and outstanding capital stock of Merger Sub.  FIS is the sole member of the Merger LLC and the certificate of formation of the Merger LLC prohibits more than one person from being a member in the Merger LLC.

Section 4.3             Authority; Noncontravention.

(a)           Each of the Parent, FIS, Merger Sub and the Merger LLC has all requisite corporate or limited liability company, as applicable, power and authority to enter into this Agreement and the other agreements, documents, instruments, and certificates contemplated hereby to which the Parent, FIS, Merger Sub or the Merger LLC is a party (the “Parent Transaction Documents”) and to consummate the Transactions.  The execution and delivery of the Parent Transaction Documents by the Parent, FIS, Merger Sub and the Merger LLC and the consummation by the Parent, FIS, Merger Sub and the Merger LLC of the Transactions have been duly authorized by all necessary corporate action on the part of the Parent, FIS,  Merger Sub and the Merger LLC, as applicable.  Each Parent Transaction Document delivered by the Parent, FIS, Merger Sub and the Merger LLC has been duly executed and, assuming the due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of the Parent, FIS, Merger Sub and the Merger LLC, enforceable against each of them in accordance with its terms.

(b)           The execution and delivery of the Parent Transaction Documents does not, and the consummation of the Transactions and compliance with the provisions of the Parent Transaction Documents will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or loss of a benefit under or increase any rights to payment under, or result in the creation of any Lien upon any of the properties or assets of the Parent, FIS,  Merger Sub and the Merger LLC under (i) the certificate of incorporation or bylaws of the Parent, FIS or Merger Sub or the certificate of formation or limited liability company operating agreement of the Merger LLC, (ii) any material Contract applicable to the Parent, FIS, Merger Sub or the Merger LLC or their respective properties or assets, or (iii) (A) any judgment, order or decree or (B) subject to the governmental filings and other matters referred to in Section 4.3(c), any statute, law, ordinance, rule or regulation, in each case, applicable to the Parent, FIS, Merger Sub or the Merger LLC or their respective properties or assets, except in the case of clauses (ii) and (iii) of this Section 4.3(b) for conflicts, breaches, violations or defaults that would not, individually or in the aggregate, reasonably be likely to have a Parent Material Adverse Effect.

(c)           No consent, approval, order or authorization of, action by, or in respect of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to the Parent, FIS, Merger Sub or the Merger LLC in connection with the execution and delivery of the Parent Transaction Documents by the Parent, FIS, Merger Sub and the Merger LLC, the consummation by the Parent and Merger Sub of the Transactions, except for (i) the filing of a pre-merger notification and report form by the Parent and Merger Sub under the antitrust, competition or other similar laws of any foreign jurisdiction; (ii) the filing with the SEC of (A) the Proxy Statement, (B) the Form S-4 and (C) such reports under Section 13(a), 13(d), 15(d) or 16(a) of the Exchange Act as may be required in connection with this Agreement, the Shareholders Agreement and the Transactions; (iii) the filing of the Articles of Merger with the Department of State of the Commonwealth of Pennsylvania and the Certificate of Merger with the Secretary of State of the State of Delaware and such filings with Governmental Entities to satisfy the applicable requirements of state securities or “blue sky” laws; and (iv) such filings with and approvals of the New York Stock Exchange to permit the shares of Parent Common Stock that are to be issued in connection with the Merger to be listed on the New York Stock Exchange.

Section 4.4             SEC Documents; Undisclosed Liabilities.

(a)           The Parent has filed all required reports, schedules, forms, statements and other documents (including exhibits and all other information incorporated therein) with the SEC since January 1, 2000 (the “Parent Filed SEC Documents”). As of their respective filing dates, the Parent Filed SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and none of the Parent Filed SEC Documents when filed (and if amended or superseded in a Parent Filed SEC Document, then on the date of such filing) contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.  Except to the extent that information contained in the Parent Filed SEC Documents publicly available prior to the date of this Agreement has been revised or superseded in a Parent Filed SEC Document, none of the Parent Filed SEC Documents contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b)           The financial statements of Parent included in the Parent Filed SEC Documents comply as to form, as of their respective dates of filing with the SEC, in all material respects with the Accounting Rules, have been prepared in accordance with GAAP (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of the Parent and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal non-material recurring year-end audit adjustments).  Except (i) as reflected in the financial statements included in the Parent Filed SEC Documents or in the notes thereto or (ii) for liabilities incurred in connection with this Agreement or the Transactions, neither the Parent nor any of its Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) which, individually or in the aggregate, would reasonably be likely to have a Parent Material Adverse Effect.

(c)           The Parent has timely filed and made available to Company all certifications and statements required by (i) Rule 13a-14 or Rule 15d-14 under the Exchange Act or (ii) 18 U.S.C. Section 1350 (Section 906 of the Sarbanes-Oxley Act of 2002) with respect to any Parent SEC Document.

Section 4.5             Absence of Certain Changes or Events.  Since December 31, 2002, there has not been any Parent Material Adverse Effect.

Section 4.6             Compliance with Applicable Laws.  The Parent and its Subsidiaries hold all permits, licenses, variances, exemptions, orders, registrations and approvals of all

Governmental Entities (the “Parent Permits”) that are required for them to own, lease or operate their assets and to carry on their businesses, except where the failure to have such permits, licenses, variances, exemptions, orders, registrations and approvals would not have a Parent Material Adverse Effect.  The Parent and its Subsidiaries are in compliance with the terms of the Parent Permits and all applicable statutes, laws, ordinances, rules and regulations, except where the failure to be in compliance would not result in a Parent Material Adverse Effect.

Section 4.7             Information Supplied.  None of the information supplied or to be supplied by the Parent specifically for inclusion or incorporation by reference in (a) the Form S-4 will, at the time the Form S-4 becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading or (b) the Proxy Statement will, at the date it is first mailed to the Company's shareholders or at the time of the Company Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.  The Form S-4 will comply as to form in all material respects with the requirements of the Securities Act. No representation or warranty is made by the Parent with respect to statements made or incorporated by reference therein based on information supplied by any Person other than the Parent specifically for inclusion or incorporation by reference in the Form S-4.

Section 4.8             Voting Requirements.  No vote of any class or series of capital stock of the Parent is necessary to approve and adopt this Agreement and the Transactions.

Section 4.9             Operations of Merger Sub and Merger LLC.  Merger Sub and the Merger LLC were formed solely for the purpose of engaging in the Transactions and the Merger LLC is qualified to do business in the Commonwealth of Pennsylvania.  All of the outstanding capital stock of Merger Sub and membership interests of the Merger LLC are owned, beneficially and of record, by FIS.  Except for obligations or liabilities incurred in connection with its incorporation or organization and the Transactions, Merger Sub and the Merger LLC have not and will not have incurred, directly or indirectly, through any Subsidiary or affiliate, any obligations or liabilities or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any Person.

Section 4.10           Litigation.  There is no Litigation pending, or to the Knowledge of the Parent, threatened against or affecting the Parent or any of its Subsidiaries that, individually or in the aggregate, would reasonably be likely to have a Parent Material Adverse Effect nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against the Parent or any of its Subsidiaries having, or which would reasonably be likely to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 4.11           Brokers.  Other than Stephens Inc., no broker, investment banker, financial advisor or other Person is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Parent.

Section 4.12           Tax Matters.  The Parent and its affiliates have used reasonable best efforts to avoid taking, failing to take or agreeing to take any action that would prevent the Merger from constituting a reorganization within the meaning of Section 368(a) of the Code (other than as contemplated or permitted by this Agreement or any agreements related hereto.

ARTICLE 5

COVENANTS

Section 5.1             Conduct of the Company's Business.  Except as set forth in Section 5.1 of the Company Disclosure Letter, as otherwise expressly contemplated by this Agreement or as consented to in writing by the Parent, during the period from the date of this Agreement to the Effective Time, the Company shall, and shall cause its Subsidiaries to, carry on their respective businesses in the ordinary course consistent with past practice and in compliance in all material respects with all applicable laws and regulations and, to the extent consistent therewith, use commercially reasonable efforts to, in all material respects, (x) preserve intact their current business organizations, (y) keep available the services of their current officers and key employees and (z) preserve their relationships with those Persons having business dealings with them, in each case to the end that their goodwill and ongoing businesses shall not be impaired in any material respect at the Effective Time. Without limiting the generality of the foregoing (but subject to the above exceptions), during the period from the date of this Agreement to the Effective Time, the Company shall not, and shall not (without the prior written consent of the Parent) permit any of its Subsidiaries to:

(a)           other than dividends and distributions (including liquidating distributions) by a direct or indirect wholly-owned Subsidiary of the Company to its parent, (i) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock, property or otherwise) in respect of, any of its capital stock, (ii) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock (other than as set forth in subclause (b) below), or (iii) purchase, redeem or otherwise acquire, directly or indirectly, any shares of capital stock of the Company or any of its Subsidiaries or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities;

(b)           issue, deliver, sell, pledge or otherwise encumber or subject to any Lien any shares of its capital stock, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities, other than (i) the issuance of Company Common Stock upon the exercise of  the Company Stock Options outstanding as of the date hereof in accordance with their present terms, or (ii) the issuance of shares of Company Common Stock pursuant to the ESPP in accordance with its present terms and not in violation of this Agreement;

(c)           amend its articles of incorporation, bylaws or other comparable organizational documents;

(d)           acquire or agree to acquire by merging or consolidating with, or by purchasing all or substantially all of assets of, or by any other manner, any business or any Person;

(e)           sell, lease, license, mortgage or otherwise encumber or subject to any Lien or otherwise dispose of any of its properties or assets (including securitizations), other than in the ordinary course of business consistent with past practice;

(f)            (i) purchase, prepay or incur any indebtedness for borrowed money or guarantee any such indebtedness of another Person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or any of its Subsidiaries, guarantee any debt securities of another Person, enter into any “keep well” or other Contract to maintain any financial statement condition of another Person or enter into any Contract having the economic effect of any of the foregoing, except for intercompany indebtedness between the Company and any of its wholly-owned Subsidiaries or between such Subsidiaries, or (ii) make any loans, advances or capital contributions to, or investments in, any other Person, except for employee advances made in the ordinary course of business consistent with past practice;

(g)           except as otherwise set forth in the budget attached to Section 5.1(g) of the Company Disclosure Letter, make or agree to make any new capital expenditures which, individually, are in excess of $350,000 or, in the aggregate, are in excess of $2,400,000 or enter into any commitment for the purchase, lease or use of any real property;

(h)           other than consistent with past practice, make any Tax election that, individually or in the aggregate, would reasonably be likely to adversely affect in any material respect the Tax liability or Tax attributes of the Company or any of its Subsidiaries or settle or compromise any material income Tax liability;

(i)            (A) pay, discharge, settle or satisfy any material claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), or Litigation (whether or not commenced prior to the date of this Agreement) other than the payment, discharge, settlement or satisfaction, in the ordinary course of business consistent with past practice or in accordance with their terms, of liabilities disclosed in the most recent financial statements included in the Company Filed SEC Documents or incurred in the ordinary course of business consistent with past practices since the date of such financial statements or incurred in connection with this Agreement or the Transactions, or (B) waive the benefits of, agree to modify in any manner, terminate, release any Person from or fail to enforce any confidentiality, standstill or similar material Contract to which the Company or any of its Subsidiaries is a party or of which the Company or any of its Subsidiaries is a beneficiary;

(j)            except as required by law or contemplated hereby, enter into, adopt or amend or terminate any Benefit Plan or any other Contract, plan or policy involving the Company or its Subsidiaries, and one or more of its directors, officers or employees, or change the manner in which contributions to any Benefit Plan are made or the basis on which such contributions are determined;

(k)           except for normal increases relating to non-executive employees in the ordinary course of business consistent with past practice or as required by the terms of any employment agreement disclosed in the Company Disclosure Letter, increase the compensation of any director, officer or other employee or pay any benefit or amount not required by a Benefit Plan as in effect on the date of this Agreement to any such Person;

(l)            transfer or license to any Person or entity or otherwise extend, amend or modify any rights to the Intellectual Property Rights of the Company or its Subsidiaries other than in the ordinary course of business consistent with past practices; provided that in no event shall the Company or any of its Subsidiaries license on an exclusive basis or sell any Intellectual Property Rights;

(m)          enter into or amend any Contract pursuant to which any Person is granted exclusive marketing, manufacturing or other rights with respect to any product, service, process or technology of the Company or its Subsidiaries;

(n)           take any action that would, or that would reasonably be likely to, (i) result in any representation or warranty made by the Company becoming untrue or inaccurate such that the condition set forth in Section 6.2(a) would not be satisfied or (ii) result in any other condition set forth in Article 6 not being satisfied;

(o)           unless the statute of limitations will bar the bringing of such claim after the termination of this Agreement, directly or indirectly bring or initiate (including by counterclaim or impleader) any litigation or other action before a Governmental Entity or arbitration against the Parent or its Subsidiaries or involving or affecting their assets (other than in connection with the enforcement of rights and obligations hereunder);

(p)           enter into any contract which, if it were in existence on the date of this Agreement, would be required to be disclosed pursuant to Section 3.9 (other than Sections 3.9(vi) and (xi)); or

(q)           authorize, commit or agree to take any of the foregoing actions.

Section 5.2             Conduct of the Parent's Business.  During the period from the date of this Agreement to the Effective Time, the Parent shall not (without the prior written consent of the Company), and shall not permit any of its Subsidiaries to take any action that  would, or that would reasonably be likely to (i) result in a Parent Material Adverse Effect or (ii) have a material adverse effect on the ability of the Parent, FIS, Merger Sub or the Merger LLC to perform its obligations hereunder or to consummate the Merger; provided, however, the effects of any acquisition by the Parent completed after the date hereof or proposed prior to or after the date hereof shall not be deemed, in and of itself, to result in a Parent Material Adverse Effect for purposes of this Section 5.2(i).

Section 5.3             Advice of Changes.  The Company and the Parent shall promptly advise the other party orally and in writing to the extent it has Knowledge of (a) any representation or warranty made by it (and, in the case of the Parent, made by Merger Sub) contained in this Agreement becoming untrue or inaccurate, (b) the failure by it (and, in the case of the Parent, by Merger Sub) to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement or (c) any change or event causing, or which is reasonably likely to cause, any of the conditions set forth in Article 6 not to be satisfied; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties (or remedies with respect thereto) or the conditions to the obligations of the parties under this Agreement.

Section 5.4             The Form S-4 and the Proxy Statement; the Shareholders Meeting.

(a)           As soon as practicable following the date of this Agreement, the Parent and the Company shall prepare, and the Parent shall file with the SEC, the Form S-4, in which the Proxy Statement will be included as a prospectus. Each of the Company and the Parent shall use commercially reasonable efforts (including the preparation of amendments to such documents and the provision of supplemental information in response to SEC comments) to have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing.  The Company will use commercially reasonable efforts to cause the Proxy Statement to be mailed to its shareholders as promptly as practicable after the Form S-4 is declared effective under the Securities Act. No filing of, or amendment or supplement to, or correspondence to the SEC or its staff with respect to, the Form S-4 or the Proxy Statement (including documents incorporated therein by reference) will be made by either the Parent or the Company without providing the other party a reasonable opportunity to review and comment thereon.  The Parent will advise the Company, promptly after it receives notice thereof, of the time when the Form S-4 has become effective or any supplement or amendment has been filed, the issuance of any stop order, the suspension of the qualification of the shares of Parent Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Form S-4 or the Proxy Statement or comments thereon and responses thereto or requests by the SEC for additional information.  The Parent will give the Company a reasonable opportunity to comment on any correspondence with the SEC or its staff or any proposed material to be included in any filing with the SEC or its staff and will not transmit any such material if Company reasonably objects. The Company will advise the Parent, promptly after it receives notice thereof, of any request by the SEC for the amendment of the Proxy Statement or comments thereon and responses thereto or requests by the SEC for additional information. If at any time prior to the Effective Time, any information relating to the Company or the Parent, or any of their respective affiliates, officers, directors, or advisors, should be discovered by the Company or the Parent which should be set forth in an amendment or supplement to any of the Form S-4 or the Proxy Statement, so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by law, disseminated to the shareholders of each of the Company and the Parent.

(b)           The Company shall promptly following the date that the Form S-4 is declared effective by the SEC (i) call and hold a meeting of its shareholders (“the Company Shareholders Meeting”) as promptly as practicable solely for the purpose of voting upon the adoption of this Agreement, (ii) use its commercially reasonable efforts to hold the Company Shareholders Meeting as soon as practicable after the date on which the Registration Statement becomes effective and (iii) in any event hold such Company Shareholders Meeting within 45 days after the date on which the Registration Statement becomes effective.  The Company shall use its commercially reasonable efforts to solicit from its shareholders proxies in favor of the approval of the Merger and adoption of this Agreement, and shall take all other action necessary or advisable to secure the vote or consent of shareholders required by the rules of The Nasdaq National Market and the PBCL; provided, however, that this Section 5.4(b) shall not prevent the

Company's Board of Directors from withholding, withdrawing, amending, modifying or changing its unanimous recommendation in favor of the Merger in accordance with the terms of Section 5.4(d).

(c)           Subject to the right of the Company's Board of Directors to withhold, withdraw, amend, modify or change its unanimous recommendation in favor of the Merger set forth in Section 5.4(d), the Proxy Statement shall include the unanimous recommendation of the Board of Directors of the Company to the shareholders of the Company to vote in favor of the adoption of this Agreement and neither the Board of Directors of the Company nor any committee thereof shall withhold, withdraw, amend, modify or change, or propose or resolve to withhold, withdraw, amend, modify or change, in each case in a manner adverse to the Parent, the unanimous recommendation of the Board of Directors of the Company that the Company's shareholders adopt this Agreement; provided, however, that the foregoing shall not prohibit the Board of Directors of the Company from fulfilling its duty of candor or disclosure to the shareholders of the Company under applicable law.  For purposes of this Agreement, such recommendation of the Board of Directors shall be deemed to have been modified in a manner adverse to Parent if such recommendation shall no longer be unanimous.

(d)           Prior to the adoption and approval of this Agreement and the approval of the Merger by the requisite vote of the shareholders of the Company, nothing in this Agreement shall prevent the Company's Board of Directors from withholding, withdrawing, amending, modifying or changing its unanimous recommendation in favor of the Merger if (i) a Superior Proposal (as defined in Section 5.4 below) is made to the Company and is not withdrawn, (ii) the Company shall have provided written notice of the Superior Proposal to Parent pursuant to Section 5.5 (a “Notice of Superior Proposal”), (iii) Parent shall not have, within five Business Days of Parent's receipt of the Notice of Superior Proposal, made an offer that the Company's Board of Directors determines in its good faith judgment (after consultation with its financial and legal advisors) to be at least as favorable to the Company as such Superior Proposal (it being agreed that the Company's Board of Directors shall convene a meeting to consider any such offer by Parent promptly following the receipt thereof), (iv) the Board of Directors of the Company determines in good faith, after consultation with its outside legal counsel, that, in light of such Superior Proposal, the withholding, withdrawal, amendment, modification or change of such recommendation is required in order for the Board of Directors of the Company to comply with its fiduciary obligations to the Company under applicable law and (v) the Company shall not have violated any of the restrictions set forth in Section 5.5 or this Section 5.4(d).  The Company shall provide Parent with at least three Business Days' notice of any meeting of the Company's Board of Directors at which the Company's Board of Directors is reasonably expected to consider any Acquisition Transaction (as defined in Section 5.4 below).  Nothing contained in this Section 5.3(d) shall limit the Company's obligation to convene and hold the Company Shareholders Meeting (regardless of whether the unanimous recommendation of the Board of Directors of the Company shall have been withheld, withdrawn, amended, modified or changed).

Section 5.5             No Solicitation by the Company.

(a)           The Company shall not, directly or indirectly, nor shall it permit any of its Subsidiaries to, nor shall it authorize or permit any of its directors, officers or employees or any investment banker, financial advisor, attorney, accountant or other representative retained by it or any of its Subsidiaries (collectively, the “Representatives”) to, directly or indirectly, solicit, initiate or encourage (including by means of furnishing nonpublic information), or take any other action to facilitate, any inquiries or the making of any proposal or offer (including any proposal or offer to its shareholders) that constitutes, or may reasonably be likely to lead to, any Takeover Proposal, or enter into or maintain or continue discussions or negotiate with any Person in furtherance of such inquiries or to obtain a Takeover Proposal, or agree to or endorse any Takeover Proposal, or authorize or permit any of its Representatives to take any such action (other than confidentiality and “standstill” agreements required pursuant to subclause (iv) below).  The Company shall promptly (but in no event later than 24 hours) notify Parent if any proposal or offer, or any inquiry or contact with any Person with respect thereto, regarding a Takeover Proposal is made, and shall promptly (but in no event later than 24 hours) inform Parent as to the material details of any such proposal, offer, inquiry or contact, including the identity of the party making any such proposal, offer, inquiry or contact, and, if in writing, promptly deliver or cause to be delivered to Parent a copy of such proposal, offer, inquiry or contact and any other written material reasonably relating thereto.  The Company immediately shall cease and cause to be terminated all existing discussions or negotiations with any parties conducted heretofore with respect to a Takeover Proposal.  The Company shall not release any third party from, or waive any provision of, any confidentiality or standstill agreement to which it is a party.  Notwithstanding anything to the contrary in this Section 5.5, the Company's Board of Directors may take the actions described above in this Section 5.5 with respect to a Person who has made a written, bona fide proposal or offer that was not solicited after January 16, 2004 regarding an Acquisition Transaction if the Company's Board of Directors has (i) determined in good faith, after consultation with its financial and legal advisors that such proposal is, or could reasonably be likely to lead to the delivery of, a Superior Proposal (as defined below), (ii) determined in good faith, after consultation with its outside legal counsel, that, in light of such Superior Proposal, the taking of the actions described in this Section 5.5(a) is required to comply with its fiduciary obligations to the Company under applicable law, (iii) provided written notice to the Parent of its intent to take the actions described in this Section 5.5(a) at least two Business Days prior to taking any such action and (iv) obtained from such Person an executed confidentiality agreement and standstill agreement on terms no less favorable to the Company than those contained in the Confidentiality Agreement and the letter agreement dated January 16, 2004; provided, however, that none of the actions described in this Section 5.5(a) may be taken in the event that the Company has taken any actions in breach of this Section 5.5(a); provided further, that the Company's Board of Directors may furnish to the Person who has made the Superior Proposal only (i)  such information that has been previously provided to the Parent or (ii) to the extent such information previously provided to the Parent has changed or been updated, such changed or updated information, provided that such changed or updated information is provided simultaneously to the Parent, and the Company's board of directors shall keep the Parent promptly and reasonably informed as to the status of any discussions regarding such Superior Proposal.

(b)           For purposes of this Agreement, “Takeover Proposal” means any inquiry, proposal or offer from any Person or “group” (as such term is defined in Section 13(d) of the Exchange Act) relating to any direct or indirect acquisition or purchase of 10% or more of the assets of the Company and its Subsidiaries, taken as a whole, or 10% or more of any class or series of equity securities of the Company or any of its Subsidiaries, any tender offer or exchange offer that if consummated would result in any Person or “group” (as such term is defined in Section 13(d) of the Exchange Act) beneficially owning 10% or more of any class or series of equity securities of the Company or any of its Subsidiaries, or any merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction or the sale or other transfer of all or substantially all of its assets involving the Company or any of its Subsidiaries, other than the Transactions.

(c)           For purposes of this Agreement, a “Superior Proposal” means a written bona fide offer made by a third party to consummate an “Acquisition Transaction” (as defined below), which was not solicited after January 16, 2004 (i) that is not attributable to a breach by the Company of Section 5.5(a) hereof and (ii) for which, in the good faith determination of the Board of Directors of the Company, taking into consideration, to the extent deemed appropriate by the Board of Directors of the Company, such interests and factors that may be considered in making such a determination under the PBCL, and the advice from its financial advisor of nationally recognized reputation, (A) if accepted, is highly likely to be consummated and (B) if consummated, would result in a transaction that is more favorable to the Company than the transactions contemplated by this Agreement.  For purposes of this Agreement, an “Acquisition Transaction” shall mean a merger, consolidation, business combination, recapitalization, liquidation, dissolution, sale or disposition or similar transaction involving the Company pursuant to which a person (or its shareholders) would own, if consummated, all or substantially all of the outstanding capital stock of the Company (or of the surviving entity in a merger or the direct or indirect parent of the surviving entity in a merger) or all or substantially all the assets of the Company and its Subsidiaries taken as a whole.

(d)           Nothing contained in this Agreement shall prohibit the Company or its Board of Directors from taking and disclosing to its Shareholders a position contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act.

Section 5.6             Letters of the Company's Accountants.  The Company shall use commercially reasonable efforts to cause to be delivered to the Parent two letters from the Company's independent public accountants, one dated a date within two Business Days before the date on which the Form S-4 shall become effective and one dated a date within two Business Days before the Closing Date, each addressed to the Parent, in form and substance reasonably satisfactory to the Parent and customary in scope and substance for comfort letters delivered by independent public accountants in connection with registration statements similar to the Form S-4.  The Company shall provide all reasonable cooperation to the Company's independent public accountants to enable them to issue the letters referred to in this Section 5.6.

Section 5.7             Access to Information; Confidentiality.  Upon reasonable notice and subject to the Mutual Confidentiality Agreement, between the Parent and the Company (the “Confidentiality Agreement”), the Company shall, and shall cause each of its Subsidiaries to, afford to the Parent and to its officers, employees, accountants, counsel, financial advisors and other representatives, reasonable access during normal business hours during the period prior to the Effective Time to all its properties, books, contracts, commitments, personnel and records and, during such period, the Company shall, and shall cause each of its Subsidiaries to, furnish promptly to the Parent (a) a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of federal or state securities laws and (b) all other information concerning its business, properties and personnel as the Parent may reasonably request (including the Company's outside accountants work papers).  The Company shall not be required to provide access to or disclose information where such access or disclosure would contravene any law, rule, regulation, order or decree. No review pursuant to this Section 5.7 shall limit the Parent's or Merger Sub's reliance on or the enforceability (or remedies with respect thereto) of any representation, warranty, covenant, or agreement made by the Company herein or the conditions to the obligations of the Parent or Merger Sub under this Agreement.  The Parent will hold, and will cause its officers, employees, accountants, counsel, financial advisors and other representatives and affiliates to hold, any nonpublic information in accordance with the terms of the Confidentiality Agreement.

Section 5.8             Further Actions; Consents; Fillings.

(a)           Upon the terms and subject to the conditions hereof, each of the parties hereto shall use its reasonable best efforts to (i) take, or cause to be taken, all appropriate action and do, or cause to be done, all things necessary, proper or advisable under applicable law or otherwise to consummate and make effective the Merger and the other transactions contemplated by this Agreement, (ii) obtain from Governmental Entities any consents, licenses, permits, waivers, approvals, authorizations or orders required to be obtained or made by Parent or the Company or any of their Subsidiaries in connection with the authorization, execution and delivery of this Agreement and the consummation of the Merger and the other transactions contemplated by this Agreement and (iii) make all necessary filings, and thereafter make any other reasonably required submissions, with respect to this Agreement, the Merger and the other transactions contemplated by this Agreement that are required under (A) the Exchange Act and the Securities Act and any other applicable federal or state securities laws, (B) the HSR Act and foreign antitrust regulations, if any, applicable to the Merger and the other transactions contemplated hereunder and (C) any other applicable law.  The parties hereto shall cooperate with each other in connection with the making of all such filings.

(b)           The Parent and the Company shall file as soon as practicable after the date of this Agreement notifications under the HSR Act and shall respond as promptly as practicable to all inquiries or requests received from the Federal Trade Commission or the Antitrust Division of the Department of Justice for additional information or documentation and shall respond as promptly as practicable to all inquiries and requests received from any state attorney general or other Governmental Entity in connection with antitrust matters.  The Parent shall pay the filing fees for all filings required under the HSR Act.  The parties shall cooperate with each other in connection with the making of all such filings or responses.  Notwithstanding anything to the contrary in this Section 5.8, the Parent shall not be required to agree to (i) the divestiture (including through a licensing arrangement) by the Parent, any of the Parent's Subsidiaries, the Company or any of the Company's Subsidiaries of any of their respective businesses, product lines or assets, or (ii) the imposition of any limitation on the ability of any of them to conduct their business or to own or exercise control of such assets, properties and stock.

(c)           Each party shall promptly notify the other party in writing of any pending or, to the Knowledge of such party, threatened action, proceeding or investigation by any Governmental Entity or any other Person (i) challenging or seeking damages in connection with this Agreement or the transactions contemplated hereunder or (ii) seeking to restrain or prohibit the consummation of the Merger or the transactions contemplated hereunder or otherwise limit the right of the Parent or its Subsidiaries to own or operate all or any portion of the business, assets or properties of the Company.

Section 5.9             Employee Matters.

(a)           As soon as practicable after the Closing Date (the “Benefits Date”) and for a period of one year thereafter, the Parent shall provide, or cause to be provided, employee benefit plans, programs and arrangements to employees of the Company (which, for purposes of this Section 5.9 shall include employees of the Company's Subsidiaries) that are the same as those made generally available to similarly situated non-represented employees of the Parent who are hired by the Parent after January 1, 2004; provided that the Parent shall adopt and maintain, for a period of at least 6 months after the Closing Date, a severance policy or plan for the benefit of such employees that is no less generous than the Company's severance policy as described in the first paragraph of the description of the “Severance Policy” in Section 3.12(a) of the Company Disclosure Letter. From the Effective Time until the Benefits Date (which the parties acknowledge may occur on different dates with respect to different plans, programs or arrangements of the Parent), the Parent shall provide, or cause to be provided, the employee benefit plans, programs and arrangements of the Company (other than equity-based plans, programs and arrangements) provided to employees of the Company as of the date hereof.

(b)           With respect to each benefit plan, program, practice, policy or arrangement maintained by the Parent (the “Parent Plans”) in which employees of the Company participate on or after the Benefits Date: (i) service with the Company and its Subsidiaries prior to the Effective Time shall be credited against all service and waiting period requirements under the Parent Plans (provided that such recognition shall not be for the purpose of determining (A) retirement benefits under the Parent's defined benefit pension plans (unless otherwise required by law) or (B) any Parent subsidy under the Parent's retiree health plans); (ii) the Parent Plans shall not provide any pre-existing condition exclusions and (iii) the deductibles, co-payments and out-of-pocket maximums in effect under the Parent Plans shall be reduced by any deductibles, co-payments and out-of-pocket maximums paid by such individuals under the Company Benefit Plans for the plan year in which the Effective Time occurs. Unless Parent consents otherwise in writing, the Company shall take all action necessary to terminate, or cause to terminate, before the Effective Time, any Benefit Plan that is a 401(k) plan or other defined contribution retirement plan; provided that Parent will cause its 401(k) or other defined contribution plan to accept a direct rollover of eligible rollover distributions from any such terminated plan (including any portion of such eligible rollover distribution comprised of the outstanding loan balance of a loan from such terminated 401(k) plan).  Parent agrees to honor, for the benefit of the employees of the Company, the acceleration of vesting and waiver of restrictions on Company Stock Options and Restricted Shares set forth in Section 2.3(e) hereof.

(c)           Within a reasonable period of time after the last Business Day of each month after the date hereof and on the Closing Date, the Company shall, as and to the extent necessary, deliver to Parent any additional information which the Company reasonably believes would affect the determination of each person who the Company reasonably believes is a “disqualified individual” (within the meaning of Section 280G of the Code).

Section 5.10           Indemnification; D&O Insurance.

(a)           The Surviving Entity shall, to the maximum extent permitted under applicable law, provide to the current directors and officers of the Company and its Subsidiaries the maximum indemnification protection (including with respect to advancement of expenses, including advancing expenses as incurred) permitted under Delaware law for a period of six years after the Effective Time; provided, however, that if any claims are asserted or made within such six-year period, all rights to indemnification (and to advancement of expenses) in respect of such claims under the certificate of formation and limited liability operating agreement of the Surviving Entity and this Section 5.10 shall continue, without diminution, until disposition of all such claims.

(b)           The Surviving Entity shall assume, honor and fulfill in all respects the obligations of the Company pursuant to the indemnification agreements with the Company's directors, officers and other employees listed on Section 5.10(b) of the Company Disclosure Letter.  The Surviving Entity shall provide to the Company's current officers and directors a directors' and officers' liability insurance policy (the “D&O Policy”) that is no less favorable than the Company's existing policy; provided, however, that the Surviving Entity shall not be required to pay an annual premium for the D&O Policy in excess of 150% of the last annual premiums paid prior to the date of this Agreement, and, in the  event that any such annual premium would exceed such amount, the Surviving Entity shall obtain the most coverage available for a premium in such amount.  The Company may purchase, at its election, a six-year “tail” policy providing coverage no less favorable than the Company's existing policy, with respect to claims arising from facts or events that occurred on or before the Effective Time, including, without limitation, in respect of the Transactions contemplated by this Agreement, in satisfaction of the Surviving Entity's obligations hereunder.  If such “tail” policy is obtained, the Surviving Entity shall maintain such policy in full force and effect and continue to honor the obligations thereunder.

(c)           This Section 5.10 shall survive the Effective Time, is intended to benefit the Surviving Entity and the Covered Persons and shall be enforceable by the Covered Persons, their heirs, assigns and representatives. In the event the Surviving Entity or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Surviving Entity, or at the Parent's option, the Parent, shall assume the Surviving Entity's obligations set forth in this Section 5.10.

Section 5.11           Public Announcements.  The Parent and the Company shall, to the extent practicable, consult with each other before issuing, and provide each other the opportunity to review, comment upon and concur with, any press release or other public statements with respect to the Transactions, the Merger and the Shareholders Agreement, in each case, except as may be required by law or pursuant to any listing agreement with any national securities exchange.  The parties agree that the initial press release to be issued with respect to the Transactions shall be in the form heretofore agreed to by the parties.

Section 5.12           Affiliates.  The Company shall deliver to the Parent at least thirty days prior to the Closing Date, a letter identifying all Persons who are, at the time of such letter, “affiliates” of the Company for purposes of Rule 145 under the Securities Act.  The Company shall use commercially reasonable efforts to cause each such Person to deliver to the Parent at least thirty days prior to the Closing Date, a written agreement substantially in the form of Exhibit B.

Section 5.13           Listing.  The Parent shall promptly prepare and submit to the New York Stock Exchange a listing application covering the shares of Parent Common Stock to be issued in connection with the Merger and such other shares of Parent Common Stock to be reserved for issuance upon exercise of Parent Stock Options (following the Merger), and shall cause the shares of Parent Common Stock and such other shares to be approved for listing on such exchange, subject to official notice of issuance, prior to the Effective Time.

Section 5.14           Litigation.  The Company shall give the Parent the opportunity to participate at its own expense, subject to the Company's right to have final determination in all case management decisions (including the manner in which such litigation is defended and the choice of defense counsel), in the defense of any litigation against the Company and/or its directors relating to the Transactions, this Agreement or the Shareholders Agreement.

Section 5.15           Rights Agreement.  The Company's Board of Directors shall not, without the prior written consent of the Parent, (a) waive or amend any provision of the Rights Agreement or (b) take any action with respect to, or make any determination under, the Rights Agreement, including redeeming the rights or take any action to facilitate a Takeover Proposal.

Section 5.16           Shareholders Agreement Legend.  The Company will inscribe upon any certificate representing Shares (as defined in the Shareholders Agreement) tendered by a Significant Shareholder not held in “street name” in connection with any proposed transfer of any Shares by a Significant Shareholder in accordance with the terms of the Shareholders Agreement the following legend:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO A SHAREHOLDERS AGREEMENT DATED AS OF JANUARY 27, 2004, AND ARE SUBJECT TO THE TERMS THEREOF. COPIES OF SUCH AGREEMENT MAY BE OBTAINED AT THE PRINCIPAL EXECUTIVE OFFICES OF THE COMPANY”;

and the Company will return such certificate containing such inscription to the Significant Shareholder within three Business Days following the Company's receipt thereof.

Section 5.17           Section 16 Matters.  By virtue of the Transactions, none of the directors or officers of the Company will become subject to the reporting requirements of Section 16 of the Exchange Act with respect to the Parent, Parent Common Stock or Parent Stock Options.

Section 5.18           Tax Reporting.  The Parent, FIS, Merger Sub, the Merger LLC, the Company, and their affiliates will use reasonable best efforts to avoid taking or failing to take any actions that would prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code (other than as contemplated or permitted by this Agreement or any agreements related thereto).  Each such Person will comply with all reporting requirements of Section 368 of the Code, and report the Merger as a reorganization for all Tax purposes.

Section 5.19           State Takeover Statutes.  In the event that any state takeover statute or similar statute or regulation is applicable to the Merger, the Transactions, the Shareholders Agreement or any of the transactions contemplated hereby or thereby, the Company shall use its reasonable best efforts to take all steps to cause such statute or regulation to be inapplicable.

Section 5.20           Real Property Lease.  Neither the Company nor any Subsidiary of the Company shall enter into, modify or amend its lease with HN Venture, L.P. for its facility in Seven Fields, Pennsylvania, prior to February 19, 2004.  Commencing February 19, 2004, the Company may take any of the foregoing actions as the Company deems reasonable necessary to support and service the Company's customers with the prior written consent of the Parent, such consent not to be unreasonably withheld.

Section 5.21           Exercise of Safeguard Option.  Neither Parent nor any Subsidiary of the Parent will consummate the acquisition of shares of Company Common Stock from Safeguard Scientifics, Inc. (“Safeguard”) pursuant to the Shareholder's Agreement with Safeguard dated as of the date hereof prior to the termination of this Agreement.

Section 5.22           Employment Agreements.  Within 30 days after the date hereof, the Parent and the Company shall use their commercially reasonable efforts to cause the Company to negotiate in good faith, and enter into, employment agreements with each of Michael A. Sanchez, Frank R. Sanchez and Joseph F. Waterman (the “Employment Agreements”) reasonably acceptable to the Parent setting forth the terms and conditions upon which each such individual shall be employed by the Company from and after the Effective Time.

ARTICLE 6

CONDITIONS PRECEDENT

Section 6.1             Conditions to Each Party's Obligation To Effect the Merger.  The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

(a)           The Company Shareholder Approval shall have been obtained.

(b)           The waiting periods (and any extensions thereof) applicable to the Merger under the HSR Act and any applicable foreign antitrust laws, rules or regulations shall have been terminated or shall have expired.

(c)           No judgment, order, decree, statute, law, ordinance, rule or regulation, entered, enacted, promulgated, enforced or issued by any court or other Governmental Entity of competent jurisdiction or other legal restraint or prohibition (collectively, “Restraints”) shall be in effect, and there shall not be pending or threatened any suit, action or proceeding by any Governmental Entity (i) preventing the consummation of the Merger, (ii) prohibiting or limiting the ownership or operation by the Company or the Parent and their respective Subsidiaries of any portion of the business or assets of the Company or the Parent and their respective Subsidiaries taken as a whole, or compelling the Company or the Parent and their respective Subsidiaries to dispose of or hold separate any portion of the business or assets of the Company or the Parent and their respective Subsidiaries, taken as a whole, as a result of the Merger or any of the other Transactions or the Shareholders Agreement or (iii) which otherwise would reasonably be likely to have a Company Material Adverse Effect or a Parent Material Adverse Effect.

(d)           (i) The Form S-4 shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order and (ii) any state securities or “blue sky” authorization necessary to carry out the Transaction shall have been obtained and be in effect.

(e)           The shares of Parent Common Stock issuable to the Company's Shareholders as contemplated by this Agreement shall have been approved for listing on the New York Stock Exchange, subject to official notice of issuance.

(f)            The Company and the Parent shall have received an opinion from their respective counsel, dated as of the Effective Time, to the effect that assuming the Second-Step Merger is consummated, the Reverse Merger will qualify as a reorganization within the meaning of Section 368 of the Code.  The issuance of such opinion shall be conditioned upon the receipt of counsel of customary representation letters of the Company, the Parent, FIS, Merger Sub and the Merger LLC, in each case in form and substance reasonably satisfactory to each such counsel.  Each such representation letter shall be dated on or before the date of such opinion and shall not have been withdrawn or modified in any material respect.  The opinion condition referred to in this Section 6.1(f) shall not be waivable after receipt of the Company Shareholder Approval, unless further shareholder approval is obtained with appropriate disclosure.

Section 6.2             Conditions to Obligations of the Parent, FIS,  Merger Sub and the Merger LLC.  The obligation of the Parent, FIS, Merger Sub and the Merger LLC to effect the Merger is further subject to satisfaction or waiver of the following conditions:

(a)           The representations and warranties of the Company set forth herein shall be true and correct as of the date hereof and as of the Effective Time, with the same effect as if made at and as of such time (except to the extent expressly made as of a date other than the date of this Agreement, in which case such representations and warranties shall be true and correct only as of such date), except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to “knowledge,” “materiality,” or “Company Material Adverse Effect” set forth therein) does not have, and would not reasonably be likely to have, individually or in the aggregate, a Company Material Adverse Effect.  The Parent shall have received a certificate signed on behalf of the Company by the chief executive officer and the chief financial officer of the Company to such effect.

(b)           The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date.  The Parent shall have received a certificate signed on behalf of the Company by the chief executive officer and chief financial officer of the Company to such effect.

(c)           All consents from third parties under any agreement, contract, license, lease or other instrument set forth on Section 6.2(c) of the Company Disclosure Letter shall have been obtained on terms reasonably acceptable to the Parent.

(d)           No Company Material Adverse Effect shall have occurred, and no event shall have occurred that would reasonably be likely to have a Company Material Adverse Effect, since the date of this Agreement.

(e)           All actions necessary to extinguish and cancel all outstanding Rights (as defined in the Rights Plan) under the Rights Plan at the Effective Time and to render such rights inapplicable to the Merger and the other transactions contemplated by this Agreement and the Shareholders Agreement shall have been taken.

(f)            The Parent shall have received the letters described in Section 5.6 from the Company's independent public accountants.

(g)           On the record date for the Company Shareholders Meeting, the Company shall be listed on the Nasdaq National Market.

Section 6.3             Conditions to Obligations of the Company.  The obligation of the Company to effect the Merger is further subject to satisfaction or waiver of the following conditions:

(a)           The representations and warranties of the Parent, Merger Sub and the Merger LLC set forth herein shall be true and correct as of the date hereof and as of the Effective Time, with the same effect as if made at and as of such time (except to the extent expressly made as of a date other than the date of this Agreement, in which case such representation and warranties shall be true and correct only as of such date), except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to “knowledge,” “materiality” or “Parent Material Adverse Effect” set forth therein) does not have, and would not reasonably be likely to have, individually or in the aggregate, a Parent Material Adverse Effect.  The Company shall have received a certificate signed on behalf of the Parent by an authorized signatory of the Parent to such effect.

(b)           The Parent, Merger Sub and the Merger LLC shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date.  The Company shall have received a certificate signed on behalf of the Parent by an authorized signatory of the Parent to such effect.

(c)           No Parent Material Adverse Effect shall have occurred since the date of this Agreement.

ARTICLE 7

TERMINATION

Section 7.1             Termination.  This Agreement may be terminated at any time prior to the Effective Time, whether before or after the Company Shareholder Approval:

(a)           by mutual written consent of the Parent, Merger Sub and the Company;

(b)           by either the Parent or the Company:

(i)            if the Merger shall not have been consummated by June 30, 2004, but the right to terminate this Agreement pursuant to this Section 7.1(b)(i) shall not be available to any party whose failure to perform any of its obligations under this Agreement results in the failure of the Merger to be consummated by such time;

(ii)           if the Company Shareholder Approval shall not have been obtained at the Company Shareholders Meeting duly convened therefor (including any adjournment or postponement thereof);

(iii)          if any Restraint having any of the effects set forth in Section 6.1(c) shall be in effect and shall have become final and nonappealable, but the party seeking to terminate this Agreement pursuant to this Section 7.1(b)(iii) shall have used commercially reasonable efforts to prevent the entry of and to remove such Restraint;

(c)           by the Parent:

(i)            if the Company shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 6.2(a) or 6.2(b), and (B) is incapable of being or has not been cured by the Company within 30 calendar days after giving written notice to the Company of such breach or failure to perform;

(ii)           if (A) the Board of Directors of the Company withholds, withdraws, amends, modifies or changes its unanimous recommendation of the adoption of this Agreement or the approval of the Merger or the other transactions contemplated hereby in a manner adverse to Parent or shall have resolved to do so, (B) the Board of Directors of the Company shall have recommended to the shareholders of the Company a Takeover Proposal or shall have resolved to do so or shall have entered into a definitive agreement, contract or commitment accepting any Takeover Proposal (other than this Agreement), (C) the Board of Directors of the Company fails to reject a Takeover Proposal within ten Business Days following receipt by the Company of the written proposal for such Takeover Proposal, (D) the Company shall have failed to include in the Proxy Statement the unanimous recommendation of the Company's Board of Directors in favor of the approval of the Merger or this Agreement, (E) the Company's Board of Directors fails to reaffirm its unanimous recommendation in favor of the approval of the Merger and this Agreement within five Business Days after Parent requests in writing that such recommendation be reaffirmed, (F) the Company shall have breached its obligations under Section 5.4 or (G) a tender offer or exchange offer for 5% or more of the outstanding shares of stock of the Company is commenced, and the Board of Directors of the Company fails to recommend within ten Business Days against acceptance of such tender offer or exchange offer by its shareholders (including by taking no position with respect to the acceptance of such tender offer or exchange offer by its shareholders);

(d)           by the Company,

(i)            if the Parent shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 6.3(a) or 6.3(b), and (B) is incapable of being or has not been cured by the Parent within 30 calendar days after the giving of written notice to the Parent of such breach or failure to perform;

(ii)           if the Board of Directors of the Company determines to accept a Superior Proposal after the Company and the Board of Directors of the Company fulfill their obligations under Section 5.5 hereof (but only after payment by the Company to the Parent of the Termination Fee as set forth in Section 7.3(b)).  Such termination will not terminate the obligation of the Company to pay Parent's Expense Reimbursement pursuant to Section 7.3(b); or

(iii)          if the Parent fails to increase the Exchange Ratio as set forth in the definition of Exchange Ratio in Section 2.1(e)(viii).

Section 7.2             Effect of Termination.  If this Agreement is terminated by either the Company or the Parent as provided in Section 7.1, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of the Parent or the Company, except to the extent that such termination results from the breach by a party of any of its representations, warranties, covenants or agreements in this Agreement.  The Confidentiality Agreement, the Standstill Letter, this Section 7.2, Section 7.3 and Article 8 shall survive any termination of this Agreement.

Section 7.3             Fees and Expenses.

(a)           Except as set forth in this Section 7.3, all Expenses incurred in connection with the Merger, this Agreement, the Shareholders Agreement and the Transactions shall be paid by the party incurring such expenses, whether or not the Merger is consummated, except that (i) each of the Parent and the Company shall pay one-half of the Filing Expenses incurred in connection with  the filing, printing and mailing of the Form S-4 and the Proxy Statement (including SEC filing fees) and (ii) the Parent shall pay all filing fees incurred in connection with all filings to be made under the HSR Act.  “Expenses” shall include all reasonable out-of-pocket expenses (not including fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party hereto and its affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement, the preparation, printing, filing and mailing of the Form S-4 and the Proxy Statement, the solicitation of shareholder approval, the filing of any required notices under the HSR Act or other similar regulations and all other matters related to the closing of the Merger and the other transactions contemplated by this Agreement.

(b)           The Company agrees to pay to the Parent the Termination Fee and the Parent Expense Reimbursement (defined below) as follows:

(i)            if the Parent shall terminate this Agreement pursuant to Section 7.1(c)(ii);

(ii)           if the Company shall terminate this Agreement pursuant to Section 7.1(d)(ii);

(iii)          if a Takeover Proposal is received or publicly disclosed after the date hereof, and thereafter the Company or the Parent shall terminate this Agreement pursuant to Section 7.1(b)(ii), and within 12 months of the date of such termination such Takeover Proposal shall have been consummated or the Company shall have entered into a definitive agreement for such Takeover Proposal;

(iv)          if a Takeover Proposal is received or publicly disclosed after the date hereof, and thereafter the Company or the Parent shall terminate this Agreement pursuant to Section 7.1(b)(i), and within 12 months of the date of such termination such Takeover Proposal shall have been consummated or the Company shall have entered into a definitive agreement for such Takeover Proposal; or

(v)           if a Takeover Proposal is received or publicly disclosed after the date hereof, and thereafter the Parent shall terminate this Agreement pursuant to Section 7.1(c)(i), and within 12 months of the date of such termination such Takeover Proposal shall have been consummated or the Company shall have entered into a definitive agreement for such Takeover Proposal.

(c)           The Parent shall pay the Company's Expense Reimbursement to Company if Company shall terminate this Agreement pursuant to Section 7.1(d)(i).

(d)           For the purposes hereof “Termination Fee” shall mean $7,000,000.  For purposes hereof, the “Company's Expense Reimbursement” or the “Parent's Expense Reimbursement” shall be an amount equal to such party's out-of-pocket expenses incurred in connection with this Agreement and the transactions contemplated hereby (including, without limitation, all attorneys', accountants' and investment bankers' fees and expenses), not to exceed $2,000,000.

(e)           Any payment required to be made pursuant to Section 7.3(b), (c) or (d) shall be made to the receiving party not later than two Business Days after delivery to the paying party of notice of demand for payment and an itemization setting forth in reasonable detail all Expenses (which itemization may be supplemented and updated from time to time until the 60th day after the delivery of such notice of demand for payment), and shall be made by wire transfer of immediately available funds to an account designated by the receiving party.  Payment of the fees described in Sections 7.3(b) and (c) shall not be in lieu of damages incurred in the event of the willful breach of the representations and warranties set forth in this Agreement or the willful breach of any of the covenants or agreements set forth in this Agreement.

(f)            If either party hereto fails to pay promptly any amount due pursuant to this Section 7.3 (the “Payor”), and, in order to obtain such payment, the party entitled to receive such payment (the “Payee”) commences a suit which results in a judgment against the Payor for the fee set forth in this Section 7.3, the Payor shall pay the Payee an amount equal to the Payee's costs and expenses (including reasonable attorneys' fees and expenses) incurred in connection with such suit, together with interest on the amount of the fee at the prime rate of Citibank, N.A. in effect on the date such payment was required to be made.

ARTICLE 8

GENERAL PROVISIONS

Section 8.1             Nonsurvival of Representations and Warranties.  None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time.  This Section 8.1 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

Section 8.2             Amendment.  This Agreement may be amended by the parties at any time prior to the Effective Time; provided that after receipt of the Company Shareholder Approval, there shall not be made any amendment that by law requires further approval by the shareholders of the Company without the further approval of such shareholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

Section 8.3             Extension; Waiver.  At any time prior to the Effective Time, a party may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties of the other parties contained in this Agreement or in any document delivered pursuant to this Agreement or (c) waive compliance by the other party with any of the agreements or conditions contained in this Agreement; provided that after receipt of the Company Shareholder Approval, there shall not be made any extension or waiver that by law requires further approval by the shareholders of the Company without the further approval of such shareholders. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.  The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

Section 8.4             Notices.  All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally, telecopied (which is confirmed) or sent by internationally recognized overnight courier (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a)	If to the Parent, FIS, the Merger Sub or the Merger LLC, to:

Fidelity National Financial, Inc.
601 Riverside Drive, 12th Floor
Jacksonville, FL 32204
	Attention:	Christopher A. Rose
	Telephone:	(904) 854-8544
	Facsimile:	(904) 357-1026

With a copy (which shall not constitute notice) to:

Morgan, Lewis & Bockius LLP
One Oxford Centre
32nd Floor
Pittsburgh, PA 15219
	Attention:	Kimberly A. Taylor
	Telephone:	(412) 560-3300
	Facsimile:	(412) 560-7001

(b)	If to the Company, to:

Sanchez Computer Associates, Inc. 40 Valley Stream Parkway Malvern, Pennsylvania 19335

With a copy (which shall not constitute notice) to:

Pepper Hamilton LLP
3000 Two Logan Square
Philadelphia, PA 19103-2799
	Attention:	Barry M. Abelson
	Telephone:	(215) 981-4000
	Facsimile:	(215) 981-4750

Section 8.5             Definitions.  For purposes of this Agreement:

(a)           an “Affiliate” of any Person means another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person, where “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a Person, whether through the ownership of voting securities, by contract, as trustee or executor, or otherwise.

(b)           “Business Day” means any day other than Saturday, Sunday or any other day on which banks are legally permitted to be closed in New York, Pennsylvania, Florida or California.

(c)           “Contract” means any written, oral, electronic or other contract, lease, license, arrangement, commitment, undertaking or understanding (whether or not defenses exist to enforceability).

(d)           “IRS” means the United States Internal Revenue Service.

(e)           “Knowledge” of any Person which is not an individual means the actual knowledge of such Person's executive officers and such knowledge as a reasonable Person in similar circumstances should have known given his or her position and duties (upon reasonable inquiry in the performance of such duties).

(f)            “Permitted Liens” means (i) statutory liens for Taxes, which are not yet due and payable, (ii) liens reflected in the financial statements contained in the Company Filed

SEC reports, (iii) statutory or common law liens to secure landlords, lessors, or renters under leases or rental agreements confined to the premises rented, (iv) deposits or pledges made in connection with, or to secure payment of, worker's compensation, unemployment insurance, old age pension, or other social security programs mandated under applicable laws and (v) statutory and common law liens in favor of carriers, warehousemen, mechanics, and materialmen to secure claims for labor, materials, or supplies and other like liens.

(g)           “Person” means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity.

(h)           a “Subsidiary” of any Person means another Person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its board of directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first Person.

Section 8.6             Construction and Interpretation.  When a reference is made in this Agreement to a section or article, such reference shall be to a section or article of this Agreement unless otherwise clearly indicated to the contrary.  Whenever the words “include,” “includes” or “including” are used in this Agreement they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and article, section, paragraph, exhibit and schedule references are to the articles, sections, paragraphs, exhibits and schedules of this Agreement unless otherwise specified.  The plural of any defined term shall have a meaning correlative to such defined term, and words denoting any gender shall include all genders and the neuter.  Where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning.  A reference to any party to this Agreement or any other agreement or document shall include such party's successors and permitted assigns. A reference to any legislation or to any provision of any legislation shall include any modification, amendment or re-enactment thereof, any legislative provision substituted therefor and all rules, regulations and statutory instruments issued thereunder or pursuant thereto.  If there is an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.  No prior draft of this Agreement nor any course of performance or course of dealing shall be used in the interpretation or construction this Agreement.

Section 8.7             Counterparts.  This Agreement may be executed in one or more counterparts, all of which shall be considered (whether delivered by telecopy or otherwise) one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

Section 8.8             Entire Agreement; No Third-Party Beneficiaries.  The Company Transaction Documents, the Parent Transaction Documents (including the documents and instruments referred to herein) and the Confidentiality Agreement constitute the entire agreement, and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement, and, except as otherwise set forth in the Company Transaction Documents and the Parent Transaction Documents, are not intended to confer upon any Person, other than the parties, any rights or remedies.

Section 8.9             Governing Law.  This Agreement shall be governed by, and construed in accordance with, the laws of the Commonwealth of Pennsylvania without giving effect to any other choice of law or conflict of law provision or rule (whether of the Commonwealth of Pennsylvania or otherwise) that would cause the application of the laws of any other jurisdiction.

Section 8.10           Assignment.  Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties hereto without the prior written consent of the other parties, except that the Parent may assign this Agreement and/or any of the other Parent Transaction Documents to a Subsidiary of the Parent so long as there are no adverse tax consequences to the shareholders of the Company and the Parent remains liable hereunder and thereunder.  Any assignment in violation of the preceding sentence shall be void. Subject to the preceding two sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

Section 8.11           Enforcement.  The parties agree that irreparable damage would occur if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of competent jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.  In addition, each of the parties (a) consents to submit itself to the personal jurisdiction of the state and federal courts located in Philadelphia, Pennsylvania, if any dispute arises out of this Agreement or any of the Transactions, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from such court and (c) agrees that it will not bring any action relating to this Agreement or any of the Transactions in any court other than the state and federal courts located in Philadelphia, Pennsylvania.  EACH OF PARENT, MERGER SUB, AND THE COMPANY IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY RIGHT IT MAY HAVE TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT,  THE NEGOTIATION OR ENFORCEMENT HEREOF OR THE TRANSACTIONS.

Each of the Parent, FIS,  Merger Sub, the Merger LLC and the Company has caused this Agreement to be duly executed and delivered as of the date first written above.

FIDELITY NATIONAL FINANCIAL, INC.

By:	/s/ William P. Foley, II
Name:	William P. Foley, II
Title:	Chief Executive Officer

FIDELITY INFORMATION SERVICES, INC.

By:	/s/ William P. Foley, II
Name:	William P. Foley, II
Title:	Chairman and Chief Executive Officer

SUNDAY MERGER CORP.

By:	/s/ William P. Foley, II
Name:	William P. Foley, II
Title:	Chairman of the Board

SUNDAY MERGER, LLC
by its sole member
FIDELITY INFORMATION SERVICES, INC.

By:	/s/ William P. Foley, II
Name:	William P. Foley, II
Title:	Chairman and Chief Executive Officer

SANCHEZ COMPUTER ASSOCIATES, INC.

By:	/s/ Michael A. Sanchez
Name:	Michael A. Sanchez
Title:	Chairman

Signature Page to Agreement and Plan of Merger and Reorganization

Annex I

DEFINED TERMS INDEX

Defined Term	Section
Accounting Rules	18
Acquisition Transaction	42
Adjusted Option	11
Affiliate	54
Aggregate Cash Consideration	5
Aggregate Stock Consideration	5
Agreement	1
All Cash Consideration	4
All Stock Consideration	4
Articles of Second Step Merger	2
Articles of Reverse Merger	2
Benefit Plans	25
Benefits Date	44
Business Day	54
Cash Available for Election Shares	5
Cash Election	4
Cash Election Shares	4
Cash Remaining for Stock Election Share	5
Cash to Cash Election Shares	5
Cash to Non-Election Shares	5
Certificate of Merger	2
Certificates	8, 9
Closing	2
Closing Date	2
Closing Parent Share Value	5
Code	1
Company	1, 27
Company Authorized Preferred Stock	15
Company Common Stock	1
Company Disclosure Letter	14
Company ESPP	13
Company Filed SEC Documents	17
Company Material Adverse Effect	15
Company Permits	24
Company Shareholder Approval	29
Company Shareholders Meeting	39
Company Stock Options	15
Company Stock Plans	15
Company Transaction Documents	16
Confidentiality Agreement	42
Contract	54
Control	54

B-58

DLLCA	2
Second-Step Effective Time	2
Election	7
Election Deadline	8
Election Shares	4
Environmental Law	24
ERISA	25
Exchange Act	17
Exchange Agent	8
Exchange Fund	9
Exchange Ratio	5
Exchangeable Shares	6
Expenses	51
FIS	1
Form of Election	7
Form S-4	28
GAAP	18
Governmental Entity	17
Hazardous Materials	24
Holder	7
HSR Act	17
Intellectual Property Rights	19
IRS Determined Aggregate Stock Consideration	6
IRS Determined Total Consideration	6
Knowledge	54
Liens	29
Litigation	22
Material Contracts	22
Merger Consideration	6
Merger LLC	1
Merger Sub	1
Non-Election Shares	4
Notice of Superior Proposal	40
Parent	1
Parent Authorized Preferred Stock	32
Parent Common Stock	4
Parent Disclosure Letter	31
Parent Filed SEC Documents	34
Parent Material Adverse Effect	32, 49
Parent Permits	35
Parent Plans	44
Parent Stock Options	32
Parent Stock Plans	32
Parent Transaction Documents	33
Parent's Expense Reimbursement	52
Partial Cash Consideration	4

Partial Stock Consideration	4
Payee	52
Payor	52
PBCL	2
Per Share Cash Amount	6
Permitted Liens	54
Person	55
Proxy Statement	17
Release	24
Representatives	41
Restraints	47
Restricted Shares	13
Returns	27
Reverse Merger	1
Rights	31
SEC	17
Second-Step Merger	1
Securities Act	18
Shareholders Agreement	1
Significant Shareholders	1
Software	20
Stock Available for Election Shares	6
Stock Election	4
Stock Election Shares	4
Stock Remaining for Cash Election Shares	6
Stock to Non-Election Shares	7
Stock to Stock Election Shares	7
Subsidiary	55
Superior Proposal	42
Surviving Corporation	2
Surviving Entity	2
Takeover Proposal	41
Tax	27
Taxes	27
Taxing Authority	27
Termination Fee	52
Termination for Cause	13
Total Consideration	7
Total Stock Consideration	7
Trading Days	7
Transactions	16